     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 13, 2001
                                                      REGISTRATION NO. 333-56624


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ----------------

                               AMENDMENT NO. 1 TO

                                    FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                           MIDAMERICAN FUNDING, LLC
            (Exact name of registrant as specified in its charter)


                IOWA                               4911                     47-0819200
  (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL       (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)     IDENTIFICATION NO.)

                               ----------------
                               666 GRAND AVENUE
                            DES MOINES, IOWA 50303
                                 (515) 242-4000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           STEVEN A. MCARTHUR, ESQ.
                      VICE PRESIDENT AND GENERAL COUNSEL
                           MIDAMERICAN FUNDING, LLC
                               666 GRAND AVENUE
                            DES MOINES, IOWA 50303
                                (515) 242-4300
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                               ----------------
                                   Copy to:

           DAVID A. HAHN, ESQ.             CLAUDE S. SERFILIPPI, ESQ.
       JENNIFER A. FREDERICK, ESQ.           CHADBOURNE & PARKE LLP
            LATHAM & WATKINS                  30 ROCKEFELLER PLAZA
      885 THIRD AVENUE, SUITE 1000          NEW YORK, NEW YORK 10112
        NEW YORK, NEW YORK 10022                 (212) 408-2304
             (212) 906-1715

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.


       IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING
BOX:  [ ]


       IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX: [ ]


       IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING: [ ]


       IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(c) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING: [ ]


     IF DELIVERY OF A PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX: [ ]

                               ----------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

                                                          Proposed maximum     Proposed maximum      Amount of
        Title of each class of           Amount to be      offering price          aggregate        registration
     securities to be registered          registered        per security        offering price         fee(1)
----------------------------------------------------------------------------------------------------------------
    % Senior Secured Notes due 2011      $200,000,000          100%              $200,000,000         $50,000

--------------------------------------------------------------------------------
(1) The filing fee was paid in connection with the initial filing of the registration statement.

                               ----------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                   SUBJECT TO COMPLETION, DATED MARCH 13, 2001



                                  $200,000,000



                            MIDAMERICAN FUNDING, LLC



                    % Senior Secured Notes due March 1, 2011



                                   -----------



     We are offering $200,000,000 of our % Senior Secured Notes due 2011. We will pay interest on each March 1 and September 1 of each year. The first interest payment will be made on September 1, 2001.



     We may redeem all or a portion of the securities at our option at a redemption price equal to 100% of the principal amount of the securities being redeemed plus accrued interest plus a make-whole premium.



     INVESTING IN THE SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 7.



                                             UNDERWRITING     PROCEEDS TO
                              PRICE TO      DISCOUNTS AND     MIDAMERICAN
                               PUBLIC        COMMISSIONS        FUNDING
                             -----------   ---------------   ------------
Per security .........                %                 %               %
Total ................       $                $                $



     Delivery of the securities in book-entry form only, will be made on or about March , 2001.




     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                           CREDIT SUISSE FIRST BOSTON



                 The date of this prospectus is March   , 2001.

                                 ------------


                               TABLE OF CONTENTS




                                          PAGE
                                         -----
PROSPECTUS SUMMARY .....................    1
RISK FACTORS ...........................    7
USE OF PROCEEDS ........................   11
CAPITALIZATION .........................   11
SELECTED CONSOLIDATED FINANCIAL
   DATA ................................   12
DESCRIPTION OF THE SECURITIES ..........   14


                                          PAGE
                                         -----
UNITED STATES FEDERAL INCOME TAX
   CONSIDERATIONS ......................   34
UNDERWRITING ...........................   38
NOTICE TO CANADIAN RESIDENTS ...........   39
LEGAL MATTERS ..........................   41
EXPERTS ................................   41
INCORPORATION BY REFERENCE .............   41
WHERE YOU CAN FIND MORE
   INFORMATION .........................   41

                                 ------------


     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                              PROSPECTUS SUMMARY

     The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus includes specific terms of the securities, as well as information regarding our business and detailed financial data. We encourage you to read the prospectus in its entirety. You should pay special attention to the "Risk Factors" section beginning on page 7 of this prospectus.


                            SUMMARY OF OUR BUSINESS


MIDAMERICAN FUNDING

     We are an Iowa limited liability company that was formed in March 1999 to facilitate the acquisition by MidAmerican Energy Holdings Company of MHC Inc. MidAmerican Energy Holdings Company was formerly called CalEnergy Company, Inc. and MHC Inc. was formerly called MidAmerican Energy Holdings Company. We are a direct wholly-owned subsidiary of MidAmerican Energy Holdings Company, which is referred to in this prospectus as MidAmerican Holdings. We own all of the outstanding common stock of MHC, which owns all of the common stock of MidAmerican Energy Company.

     On March 11, 1999 we issued $200,000,000 of our 5.85% Senior Secured Notes due 2001, $175,000,000 of our 6.339% Senior Secured Notes due 2009 and $325,000,000 of our 6.927% Senior Secured Bonds due 2029. The proceeds of these issuances were used to finance a portion of the acquisition described in the previous paragraph. We initially issued the 2001, 2009 and 2029 securities in reliance on exemptions from the registration requirements of the Securities Act and, on March 6, 2000, we exchanged these securities for substantially identical securities registered with the Securities and Exchange Commission under the Securities Act. The 5.85% Senior Secured Notes due 2001 were scheduled to mature on March 1, 2001 and were repaid in full on that date.
Except as otherwise described in this prospectus, the terms of the new   %
Senior Secured Notes due 2011 will have the same terms as the existing 6.339% Senior Secured Notes due 2009 and 6.927% Senior Secured Bonds due 2029.

     We conduct no business other than activities related to the issuance of the securities and the ownership of MHC.

     Our principal executive offices are located at 666 Grand Avenue, Des Moines, Iowa 50303, and our telephone number is (515) 242-4000.


MIDAMERICAN HOLDINGS

     MidAmerican Holdings is a privately owned global energy company with publicly traded fixed income securities. Through its subsidiaries, MidAmerican Holdings owns interests in over 10,000 megawatts of diversified power generation facilities in operation, construction and development. In addition, through its subsidiaries, MidAmerican Energy in the United States and Northern Electric plc in the United Kingdom, MidAmerican Holdings currently serves approximately 1.8 million electricity customers and 1.1 million natural gas customers worldwide. MidAmerican Holdings' senior unsecured obligations are rated Baa3 by Moody's Investor Services, Inc., BBB- by Standard & Poor's Ratings Services and BBB by Fitch, Inc.

     On March 14, 2000, an investor group including Berkshire Hathaway Inc., Walter Scott, Jr., David L. Sokol and Gregory E. Abel completed its acquisition of MidAmerican Holdings. The members of the investor group paid MidAmerican Holdings' shareholders $35.05 in cash for each outstanding share of common stock and became the sole shareholders of MidAmerican Holdings in a "going private" transaction.


MIDAMERICAN ENERGY AND MHC

     MidAmerican Energy is the largest combined electric and gas utility in Iowa with approximately 669,000 electric and 646,500 gas customers. It has gas and electric operations in Iowa, Illinois and

South Dakota and gas operations in Nebraska. MidAmerican Energy's regulated service area is comprised of 10,600 square miles with a total population of approximately 1.7 million. MidAmerican Energy owns accredited generation capacity of approximately 4,086 megawatts, comprised of 70% coal, 21% natural gas or fuel oil and 9% nuclear fuel sources. Due to its geographic location and fuel sources, MidAmerican Energy is a low cost producer of electricity in the Mid-Continent Area Power Pool (a voluntary association of electric utilities who do business in the upper Midwest). From time to time, MidAmerican Energy supplies electricity to other utilities in major energy markets in the midwestern United States, including the Chicago, St. Louis, Kansas City, Milwaukee and Minneapolis areas. MidAmerican Energy's gas operations are served by at least four major gas pipelines on which MidAmerican Energy has rights to firm and interruptible pipeline capacity.

     MidAmerican Energy has assets with a book value of $3.8 billion and its 2000 revenues totaled $2.3 billion. Approximately 98% of the total revenues of MHC in 2000 came from MidAmerican Energy. MidAmerican Energy's senior unsecured obligations are rated A3 by Moody's, A- by Standard & Poor's and A+ by Fitch.

     MidAmerican Energy is subject to regulation and oversight by one or more of the Federal Energy Regulatory Commission, the Iowa Utilities Board, the Illinois Commerce Commission and other regulatory bodies. These governmental agencies regulate the following aspects of MidAmerican Energy's business, among other things: the issuance of securities, accounting policies and practices, electric interconnections and transmission services, retail rates and affiliate transactions.

     MidAmerican Energy is a wholly-owned subsidiary of MHC. In addition to its regulated business conducted through MidAmerican Energy, MHC conducts nonregulated businesses through its subsidiaries MidAmerican Capital Company, Midwest Capital Group and MidAmerican Services Company, including real estate development, financial and energy investments and energy services.

     The following chart shows the ownership structure of MidAmerican Holdings, us and our subsidiaries.

                                  MidAmerican
                                    Holdings

                                      100%

                                  MidAmerican
                                    Funding

                                      100%

                               100%   MHC     100%

               MidAmerican                             MidAmerican
                 Capital                                 Services
                               100%           100%

                           MidAmerican       Midwest
                             Energy          Capital

                    SUMMARY OF THE TERMS OF THE SECURITIES


     Following is a summary of the terms of the new securities being offered by us and the terms of our outstanding securities which we issued on March 11, 1999. Unless otherwise expressly stated, the terms summarized below apply to both the new securities and the outstanding securities.


New Securities..............   The new securities are $200,000,000 of our    %
                               Senior Secured Notes due 2011.


Outstanding Securities......   The outstanding securities consist of the
                               following:

                               o $175,000,000 principal amount of 6.339% Senior Secured Notes due 2009

                               o $325,000,000 principal amount of 6.927% Senior Secured Bonds due 2029


Maturity...................    o  The entire principal amount of the 2011
                                  securities will mature on March 1, 2011.

                               o  The entire principal amount of the 2009
                                  securities will mature on March 1, 2009.

                               o  The entire principal amount of the 2029
                                  securities will mature on March 1, 2029.


Interest....................   Annual rate:

                               o       %, in the case of the 2011 securities;

                               o  6.339%, in the case of the 2009 securities;
                                  and

                               o  6.927%, in the case of the 2029 securities.

                               Interest is paid every six months on March 1 and September 1.


Collateral..................   All of the securities, including the
                               outstanding securities, are secured equally and ratably by a pledge of all of the common stock of MHC.


Ranking.....................   The securities:

                               o  are our direct senior secured obligations;

                               o rank on an equal basis with all of our other existing and future senior obligations;

                               o rank senior to any of our existing, and all of our future, subordinated obligations; and

                               o effectively rank junior to all obligations, including preferred stock, of our direct and indirect subsidiaries, to the extent of the assets of the subsidiaries.

                               The amount of additional indebtedness that we can incur under the indenture is unlimited so long as (1) the indebtedness is incurred as part of our permitted businesses and activities as described below in the first bullet point under "Covenants Limiting Our Activities," or (2) the rating agencies confirm that the incurrence of the indebtedness will not result in a downgrade of the ratings for the securities.

                               The indenture does not restrict the incurrence of additional unsecured indebtedness by our subsidiaries (other than MHC) and permits our subsidiaries (other than MHC) to incur a significant amount of secured indebtedness. At December 31, 2000, MHC and its direct and indirect subsidiaries had total indebtedness, including preferred stock, of approximately $1,232 million, all of which is effectively senior to the securities.



Ratings.....................   The securities have been assigned ratings of
                               BBB+ by Standard & Poor's Rating Services, BBB+ by Fitch, Inc. and Baa1 by Moody's Investors
                               Service, Inc.


Covenants Limiting
 Our Activities.............   The indenture contains covenants which restrict
                               our ability to do the following things, among others:

                               o  enter into any business operations other than:

                                  (1) the transactions contemplated by the
                                      indenture;

                                  (2) activities related to the management and
                                      ownership of MHC;

                                  (3) entering into and performing any
                                      agreements to accomplish the activities
                                      described in clauses (1) and (2) above;
                                      and

                                  (4) exercising any powers that are incidental
                                      to or necessary, suitable or convenient
                                      for the accomplishment of the activities described in clauses (1), (2) and (3) above.

                                  However, we may enter into additional business operations from time to time in the future if, prior to doing so, we obtain written confirmation from the rating agencies that our entering into the new business operations will not result in a downgrade of the ratings for the securities.

                               o merge or consolidate with or into any other person or transfer or lease all or substantially all of our assets to another person.

                               o  incur any indebtedness other than:

                                  (1) as a part of our permitted businesses and
                                      activities as described above; or

                                  (2) other indebtedness so long as the rating
                                      agencies confirm that the incurrence of
                                      the indebtedness will not result in a
                                      downgrade of the ratings for the
                                      securities.

                               There are exceptions to the restrictions on our activities described above. These exceptions are described later in this prospectus in the section entitled "Description of the Securities."

                               In addition, we can make distributions only if no event of default exists or would result from the distribution and either:


                                  (1) our leverage ratio is less than or equal
                                      to 0.67:1 and our interest coverage ratio is equal to or greater than 2.2:1; or

                                  (2) our senior secured long-term debt is rated
                                      at least BBB by Standard & Poor's and
                                      Fitch and at least Baa2 by Moody's.

                               The covenant limiting our ability to make distributions described above will cease to be in effect if the rating agencies confirm in writing that, if the covenant is eliminated, our long-term senior secured debt would still be rated at least BBB+ by each of Standard & Poor's and Fitch and at least Baa1 by Moody's.


Covenants Limiting the
 Activities of
 Our Significant
 Subsidiaries................  We may not incur any indebtedness at the MHC level other than indebtedness that was
                               outstanding on March 11, 1999 (the date of the initial issuance of securities) under MHC's existing agreements and extensions of that indebtedness.

                               The indenture also restricts the ability of our significant subsidiaries to do the following things, among others:

                               o  issue, assume or guarantee indebtedness
                                  secured by a lien, other than liens permitted under the indenture, which are described later in this prospectus in the section entitled "Description of the Securities."

                               o enter into new businesses and activities other than those types of businesses and activities in which we were or MidAmerican Energy was engaged on March 11, 1999 and any other business or activity which is deemed necessary, useful or desirable in connection with those existing businesses and activities.

                               The indenture defines a significant subsidiary as any subsidiary whose gross assets or gross revenues represent at least 25% of our gross assets or gross revenues on a consolidated basis.

                               There are exceptions to the restrictions on our significant subsidiaries' activities described above. These exceptions are described later in this prospectus in the section entitled "Description of the Securities."

Optional Redemption.........   We may redeem any series of securities in whole
                               or in part at any time at a redemption price equal to the sum of (1) and (2) below:

                               (1) the greater of (x) and (y) below:

                                  (x) 100% of the principal amount of the series
                                      of securities being redeemed, and

                                  (y) the sum of the present values of the
                                      remaining scheduled payments of principal of and interest on the series of securities being redeemed, discounted to the date of redemption on a semiannual basis at the treasury yield plus (x) basis points in the case of the 2011 securities, (y) 15 basis points in the case of the 2009 securities, or (z) 25 basis points in the case of the 2029 securities;

                                (2) accrued and unpaid interest on the
                                    securities being redeemed to the date of redemption.


Sinking Fund................   There is no sinking fund for the securities.


Trustee.....................   The Bank of New York is the trustee for the
                               holders of the securities.

Independent Manager.........   Our articles of organization require us to have
                               an Independent Manager. Delbert D. Weber currently serves as our Independent Manager. The duties of the Independent Manager are described later in this prospectus in the section entitled
                               "Description of the Securities."

                                 RISK FACTORS

     You should carefully consider the following factors in considering an investment in the securities.

OUR ABILITY TO MAKE PAYMENTS ON THE SECURITIES IS DEPENDENT ON THE RECEIPT OF DISTRIBUTIONS FROM OUR SUBSIDIARIES AND OUR SUBSIDIARIES CANNOT MAKE THESE DISTRIBUTIONS UNTIL THEY MAKE PAYMENTS ON THEIR OWN INDEBTEDNESS.

     We conduct our operations solely through MHC and all of our consolidated assets related to operations are held by MHC and its subsidiaries. Our ability to pay interest on the securities is entirely dependent upon our receipt of dividends and other distributions from MHC and its subsidiaries. The availability of distributions from our subsidiaries is subject to the satisfaction of various covenants and conditions contained in the applicable subsidiaries' existing and future financing documents. The distributions are also subject to utility regulatory restrictions agreed to by MHC in connection with the approval by the Iowa Utilities Board of the acquisition by MidAmerican Holdings of MHC, whereby MHC committed to the Iowa Utilities Board to (1) use commercially reasonable efforts to maintain an investment grade rating for MidAmerican Energy's long-term debt and (2) maintain MidAmerican Energy's common equity level as follows:

     o MHC is required to maintain MidAmerican Energy's common equity level at or above 42%;

     o If MidAmerican Energy's common equity level falls below 42% due to circumstances within the control of MHC, then MidAmerican Energy is required to file an application with the Iowa Utilities Board seeking approval of the new level of common equity;

     o If MidAmerican Energy's common equity level falls below 42% but remains at or above 39% due to circumstances beyond the control of MHC, then MidAmerican Energy is required to notify the Iowa Utilities Board of the decrease and the reasons for the decrease; and

     o If MidAmerican Energy's common equity level falls below 39% due to circumstances beyond the control of MHC, then MidAmerican Energy is required to file an application with the Iowa Utilities Board seeking approval of the new level of common equity.

     Our subsidiaries, including MHC and MidAmerican Energy, will not have any obligation to pay, or make funds available for, payments due on the securities, and do not guarantee any payment on the securities. Any right we may have to receive assets of any of our subsidiaries upon any liquidation or reorganization of a subsidiary would be effectively subordinated to the claims of any of the subsidiary's creditors and preferred stockholders.

     The indenture contains limitations on our ability and the ability of MHC to incur additional secured or unsecured indebtedness. However, the indenture contains no restrictions on the amount of additional unsecured indebtedness which may be incurred by our subsidiaries other than MHC. In addition, the indenture permits our subsidiaries other than MHC to incur significant additional amounts of secured indebtedness. At December 31, 2000, MHC and its subsidiaries had total indebtedness, including preferred stock, of approximately $1,232 million, all of which is effectively senior to the securities.

IF WE DEFAULT UNDER THE INDENTURE AND YOU FORECLOSE ON AND SELL THE STOCK PLEDGED TO SECURE OUR OBLIGATIONS, THE PRICE YOU RECEIVE FOR THE STOCK MAY NOT BE SUFFICIENT TO PAY ALL AMOUNTS DUE ON THE SECURITIES.

     All of the securities, including the outstanding securities, are secured equally and ratably by a pledge of all of the common stock of MHC. There is currently no market for this stock. We cannot assure you that, if the securities offered hereby were to become due and payable because of an event of default under the indenture, the proceeds from the sale of the MHC stock would be sufficient to pay all amounts due on the securities.

BECAUSE MIDAMERICAN ENERGY IS OUR WHOLLY-OWNED SUBSIDIARY, WE ARE AFFECTED BY THE OPERATING UNCERTAINTIES ASSOCIATED WITH UTILITIES.

     The operation of a utility involves many risks, including the breakdown or failure of power generation equipment, pipelines, transmission lines, distribution lines or other equipment, interruption of the fuel supply, and performance below expected levels of output or efficiency. Sales and revenues of a utility may also be adversely affected by general economic and business conditions and weather conditions in its territory. Our subsidiary, MidAmerican Energy, is subject to the specific risks described above, and its sales and revenues could be affected by general economic and business conditions and weather conditions in its service territory. If MidAmerican Energy's revenues are adversely affected by any of these specific risks or general conditions, its ability to make distributions to us will also be adversely affected. As a result, the amount of funds available to us to make payments on the securities would be decreased.

THE GENERATING FACILITIES OWNED BY OUR SUBSIDIARY, MIDAMERICAN ENERGY, ARE DEPENDENT ON A LIMITED NUMBER OF SUPPLIERS AND SERVICE PROVIDERS.

     The electric generating facilities owned by MidAmerican Energy are often dependent on a single or limited number of entities to supply or transport gas, coal or other fuels, to dispose of wastes or to deliver electricity. The failure of any of these third parties to fulfill its contractual obligations could increase the costs incurred by MidAmerican Energy to provide electric service to its customers. As a result, MidAmerican Energy's net revenues would decrease and it would have less funds available to make distributions to us. We would then have less funds available to make payments on the securities.


INCREASED COMPETITION RESULTING FROM RESTRUCTURING EFFORTS IN THE GEOGRAPHIC MARKETS IN WHICH MIDAMERICAN ENERGY CONDUCTS ITS BUSINESS COULD PUT PRESSURE ON MARGINS FOR TRADITIONAL ELECTRIC SERVICES PROVIDED BY MIDAMERICAN ENERGY AND DECREASE THE REVENUES EARNED BY MIDAMERICAN ENERGY.

     In the traditional regulated electric industry, the generation, transmission, delivery and sales functions are integrated and electricity is provided as a bundled service. Generally, in states that have enacted electric restructuring legislation, the generation and sales functions have been deregulated and are subject to competition while the transmission and delivery functions remain regulated. For local gas distribution businesses, the supply and transportation functions are similarly being separated, with the supply function being opened to competition for all classes of customers.

     MidAmerican Energy conducts its business primarily in Iowa and Illinois. 89.3% of MidAmerican Energy's regulated retail electric business is in Iowa and 10.0% of its electric business is in Illinois. 78.0% of MidAmerican Energy's regulated retail gas business is in Iowa and 10.2% of its gas business is in Illinois.

     Legislation to initiate retail electric competition was introduced in Iowa's legislature during the 1999 and 2000 sessions, but it did not pass in either year. We cannot predict the timing or ultimate outcome of any potential electric restructuring legislation in Iowa.

     In Illinois, legislation to restructure Illinois' electric utility industry was enacted in December 1997. Under this legislation, beginning on October 1, 1999 larger non-residential customers in Illinois and 33% of the remaining non-residential Illinois customers are allowed to select their provider of electric supply services. All other non-residential customers obtained the right to choose starting on December 31, 2000. Residential customers all receive the opportunity to select their electric supplier beginning on May 1, 2002.

     In Iowa and Illinois, gas customers are permitted to transport gas purchased from independent suppliers using MidAmerican Energy's distribution facilities.

     Although the anticipated changes in the electric utility industry may create opportunities, the changes will also create additional challenges and risks for utilities. Competition will put pressure on margins for traditional electric services. Restructuring efforts in Iowa and Illinois could materially impact the results of operations of MidAmerican Energy and, accordingly, our results of operations, in a manner which is difficult to predict.

MIDAMERICAN ENERGY IS SUBJECT TO COMPREHENSIVE ENERGY REGULATION BY GOVERNMENTAL AGENCIES AND THE RECOVERY OF ITS COSTS IS DEPENDENT ON REGULATORY ACTION.

     MidAmerican Energy is subject to comprehensive regulation by several utility regulatory agencies, which significantly influences its operating environment and its ability to recover its costs from utility customers.

     So far, the regulatory environment applicable to MidAmerican Energy has, in general, given MidAmerican Energy an exclusive right to serve customers within its regulated electric service territory and, in turn, the obligation to provide electric service to those customers. Base electricity rates for Iowa customers include a factor which provides for the recovery of a representative level of fuel costs. However, to the extent actual fuel costs vary from that factor, MidAmerican Energy's earnings are impacted.

     The rates that MidAmerican Energy is currently permitted to charge its electricity customers were established under a 1997 pricing plan settlement agreement resulting from an Iowa Utilities Board rate proceeding. This settlement agreement expired on December 31, 2000. However, the rates established by the pricing plan settlement agreement will remain in effect until either the plan is renegotiated or a change in rates is approved by the Iowa Utilities Board pursuant to a rate proceeding.

     We cannot assure you that the regulations described above will not change or that additional regulations will not become applicable to MidAmerican Energy's business in the future. Changes in regulations or the imposition of additional regulations, or a rate determination that is unfavorable to MidAmerican Energy, could have an adverse impact on MidAmerican Energy's results of operations and, accordingly, on our results of operations.

WE AND OUR SUBSIDIARIES ARE SUBJECT TO ENVIRONMENTAL REGULATIONS WHICH COULD BE DIFFICULT AND COSTLY TO COMPLY WITH.

     We and our subsidiaries are subject to a number of environmental laws and regulations affecting many aspects of our and our subsidiaries' present and future operations, including the disposal of various forms of waste, the construction or permitting of new facilities and air and water quality. These laws and regulations generally require us and our subsidiaries to obtain and comply with a wide variety of environmental licenses, permits and other approvals. Both public officials and private individuals may seek to enforce the applicable environmental laws and regulations against us and our subsidiaries. We cannot assure you that existing environmental regulations will not be revised or that new regulations seeking to protect the environment will not be adopted or become applicable to us or our subsidiaries. Revised or additional regulations which result in increased compliance costs or additional operating restrictions could have a material adverse effect on our results of operations.

     In particular, regulatory compliance associated with the construction of new electric generating projects is a costly and time-consuming process. Intricate and rapidly changing environmental regulations may require major expenditures for permitting and create the risk of expensive delays or material impairment of project value if projects cannot function as planned due to changing regulatory requirements or local opposition.

WE ARE SUBJECT TO THE UNIQUE RISKS ASSOCIATED WITH NUCLEAR GENERATION.

     The risks of nuclear generation include the following:

   (1) the potential harmful effects on the environment and human health resulting from the operation of nuclear facilities and the storage, handling and disposal of radioactive materials;

   (2) limitations on the amounts and types of insurance commercially available to cover losses that might arise in connection with nuclear operations; and

   (3) uncertainties with respect to the technological and financial aspects of decommissioning nuclear plants at the end of their licensed lives.

     The Nuclear Regulatory Commission has broad authority under federal law to impose licensing and safety-related requirements for the operation of nuclear generating facilities. In the event of non-compliance, the Nuclear Regulatory Commission has the authority to impose fines or shut down a unit, or both, depending upon its assessment of the severity of the situation, until compliance is achieved. Revised safety requirements promulgated by the Nuclear Regulatory Commission have, in the past, necessitated substantial capital expenditures at nuclear plants, including those with which we have a long-term power purchase contract or in which we have an ownership interest, like the Cooper Nuclear Station and the Quad Cities Generating Station described in the documents incorporated by reference in this prospectus, and additional expenditures could be required in the future. In addition, although we have no reason to anticipate a serious nuclear incident at the units in which we have an interest, if an incident did occur, it could have a material but presently undeterminable adverse effect on our financial condition.


THE LACK OF A MARKET FOR THE SECURITIES MAY MAKE IT DIFFICULT FOR YOU TO SELL YOUR SECURITIES AT A DESIRABLE PRICE.


     There is no existing market for the securities and we cannot assure you that a market will develop. If a market for the securities were to develop, future trading prices would depend on many factors, including prevailing interest rates, our operating results and the market for similar securities. We do not intend to apply for listing or quotation of the securities on any securities exchange or stock market. As a result, it may be difficult for you to find a buyer for your securities at the time you want to sell them, and even if you found a buyer, you might not get the price you want.


THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT ARE DEPENDENT ON CIRCUMSTANCES AND EVENTS WHICH MAY BE OUTSIDE OF OUR CONTROL.


     Some of the statements contained in this prospectus are forward-looking statements that are dependent on circumstances and events that may be outside of our control. We identify these statements by using words like "expect," "believe," "anticipate," "estimate" and "projected" and similar expressions. The forward-looking statements in this prospectus involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements.


     These risks, uncertainties and other important factors include, among other things:


   o general economic and business conditions in the United States as a whole and in the midwestern United States, and MidAmerican Energy's service territory in particular;

   o governmental, statutory, regulatory or administrative initiatives affecting us, MidAmerican Energy or the United States electricity industry;

   o  weather effects on sales and revenues;

   o  general industry trends;

   o  competition;

   o  fuel and power costs and availability;

   o changes in business strategy, development plans or vendor relationships;

   o  availability, term and deployment of capital;

   o  availability of qualified personnel; and

   o  risks relating to nuclear generation.

                                USE OF PROCEEDS

     We will receive approximately $ ,000,000 of net proceeds from the sale of the new securities. We will use all of the net proceeds to repay a portion of a loan made to us by MidAmerican Holdings, the proceeds of which we used to repay the principal of the 2001 securities on March 1, 2001. The interest rate applicable to this loan is the one-month LIBOR plus 25 basis points and the loan is payable on demand. MidAmerican Holdings will in turn use all of the proceeds received from us to repay loans under its revolving credit facility. The weighted average interest rate applicable to this revolving credit facility was 8.164% at December 31, 2000.


                                CAPITALIZATION
                                 (IN THOUSANDS)


     The following table sets forth our capitalization as of December 31, 2000 and as adjusted to reflect the issuance of the new securities and the application of the net proceeds. You should read this table in conjunction with our consolidated financial statements and the notes to the financial statements which are incorporated by reference in this prospectus.




                                                                  DECEMBER 31, 2000
                                                             ----------------------------
                                                                 ACTUAL       AS ADJUSTED
                                                             -------------   ------------
   Member's equity: ......................................    $1,874,787     $1,874,787
   MidAmerican Energy preferred securities, not subject to
     mandatory redemption ................................        31,759         31,759
   Preferred securities, subject to mandatory redemption:
     MidAmerican Energy preferred securities .............        50,000         50,000
     MidAmerican Energy-obligated preferred securities of
      subsidiary trust holding solely MidAmerican Energy
      junior subordinated debentures .....................       100,000        100,000
   Long-term debt:
     MidAmerican Funding .................................       502,287        702,287
     MidAmerican Energy ..................................       820,082        820,082
     Nonregulated subsidiary notes .......................        23,334         23,334
   Notes payable .........................................        81,600         81,600
   Current portion of long-term debt .....................       324,933        124,933
                                                              ----------     ----------
      Total capitalization ...............................    $3,808,782     $3,808,782
                                                              ==========     ==========

                     SELECTED CONSOLIDATED FINANCIAL DATA
                                (IN THOUSANDS)

     The selected consolidated financial data of MHC for the years ended December 31, 1996, 1997 and 1998 set forth below have been derived from audited financial statements of MHC. The selected consolidated financial data of MHC for the period January 1, 1999 through March 11, 1999, and the selected consolidated financial data of MidAmerican Funding for the period March 12, 1999 through December 31, 1999 and for the year ended December 31, 2000, set forth below have been derived from audited financial statements of MidAmerican Funding. You should read the financial data set forth below in conjunction with the historical consolidated financial statements of MHC and MidAmerican Funding and related notes to the financial statements incorporated by reference in this prospectus.


HISTORICAL DATA



                                                               MHC (THE PREDECESSOR)
                                                  -----------------------------------------------
                                                             YEARS ENDED DECEMBER 31,
                                                  -----------------------------------------------
                                                        1996            1997            1998
                                                  --------------- --------------- ---------------
INCOME STATEMENT DATA:
Revenues ........................................ $1,911,204      $1,969,537      $1,775,924
Operating income ................................    349,399         276,726         271,412
Income from continuing operations(1)(2) .........    143,761         139,332         127,154
Net income ......................................    131,046         135,104         131,318
OTHER FINANCIAL DATA:
Ratio of earnings to fixed charges(3) ...........        2.8x            2.8x            2.8x



                                                    MHC (THE             MIDAMERICAN
                                                   PREDECESSOR)            FUNDING
                                                  ------------- ------------------------------
                                                     JAN. 1-      MARCH 12-       YEAR ENDED
                                                    MARCH 11,    DECEMBER 31,    DECEMBER 31,
                                                       1999          1999            2000
                                                  ------------- -------------- ---------------
INCOME STATEMENT DATA:
Revenues ........................................ $383,066      $1,433,046     $2,330,666
Operating income ................................   58,898         227,133        327,560
Income from continuing operations(1)(2) .........   16,789         124,077        126,784
Net income ......................................   17,210         135,335        126,784
OTHER FINANCIAL DATA:
Ratio of earnings to fixed charges(3) ...........      2.7x            2.9x           2.7x


                                                                       AS OF DECEMBER 31,
                                            -------------------------------------------------------------------------
                                                                                                 MIDAMERICAN
                                                       MHC (THE PREDECESSOR)                       FUNDING
                                            -------------------------------------------  ----------------------------
                                                 1996           1997           1998           1999           2000
                                            -------------  -------------  -------------  -------------  -------------
BALANCE SHEET DATA:
Total assets .............................   $4,521,848     $4,278,091     $4,244,336     $5,212,387     $5,492,721
Long-term debt(4) ........................    1,474,701      1,178,769      1,045,548      1,642,476      1,670,636
Power purchase contract(4) ...............      111,222         97,504         83,127         68,049         52,282
Short-term borrowings ....................      161,990        138,054        339,826        204,000         81,600
Preferred stock:
 Not subject to mandatory redemption .....       31,769         31,763         31,759         31,759         31,759
 Subject to mandatory redemption(5) ......      150,000        150,000        150,000        151,598        150,000
Member's/shareholders' equity ............    1,239,946      1,301,286      1,200,950      1,800,416      1,874,787

----------------------------------------------------
(1) In 1998, MHC recorded after-tax gains totaling $15,700 for sales of several properties and investments, including a portion of its investment in the common stock of McLeodUSA, Inc. Also, in 1998, MHC expensed $4,200 for transaction costs related to the acquisition by MidAmerican Holdings of MHC. In 1997, MHC recorded after-tax gains totaling $11,200 for sales of assets of railcar businesses and a portion of its investment in McLeodUSA common stock. MHC recorded after-tax losses of approximately $9,400 for the write-down of nonregulated assets during 1996. In 1996, MHC incurred $8,700 of costs in connection with its merger proposal to IES Industries, Inc.

(2) In May 1999, MidAmerican Funding sold most of its remaining investment in the common stock of McLeodUSA and recorded an after-tax gain of $47,114.



(3) For purposes of computing historical ratios of earnings to fixed charges, earnings are divided by fixed charges. "Earnings" represent the aggregate of (a) the pre-tax income of MidAmerican Funding, and (b) fixed charges. "Fixed charges" represent interest, whether expensed or capitalized, amortization of deferred financing and bank fees, and the portion of rentals considered to be representative of the interest factor, which is one-third of lease payments, and preferred stock dividend requirements of majority-owned subsidiaries.

(4)   Includes amounts due within one year.

(5) Includes MHC-obligated mandatorily redeemable preferred securities of a subsidiary trust holding solely MidAmerican Energy junior subordinated debentures.

                         DESCRIPTION OF THE SECURITIES

     The outstanding securities have been and the new securities will be issued under and governed by an indenture, dated as of March 11, 1999, between us and The Bank of New York, as trustee. The following summary of the material terms contained in the indenture and the securities is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, and all the provisions of the indenture and the securities, including the definitions of terms not defined in this prospectus. This summary does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the securities. We have filed a copy of the indenture as an exhibit to the registration statement that includes this prospectus.


GENERAL

     The indenture does not limit the aggregate principal amount of the debt securities that we can issue under the indenture and provides that debt securities may be issued from time to time in one or more series.

     We initially issued $200 million of the 5.85% Senior Secured Notes due 2001, $175 million of the 6.339% Senior Secured Notes due 2009 and $325 million of the 6.927% Senior Secured Bonds due 2029 on March 11, 1999. We exchanged these securities for substantially similar securities registered with the Securities and Exchange Commission under the Securities Act on March 6, 2000. The 2001 securities were scheduled to mature on March 1, 2001 and were repaid in full on that date. The 2009 securities will mature on March 1, 2009 and the 2029 securities will mature on March 1, 2029.

     The new    % Senior Secured Notes due 2011 will be issued in an aggregate principal amount of $200 million. The 2011 securities will mature on March 1, 2011.

     Each outstanding security will bear interest at the relevant rate per annum stated above from the most recent interest payment date to which interest
has been paid or provided for. Each new security will bear interest at     %
from March   , 2001 or from the most recent interest payment date to which interest has been paid or provided for. Interest on the securities will be payable semiannually on March 1 and September 1 of each year, to the holders of record at the close of business on the preceding February 15 and August 15, respectively, until the relevant principal amount has been paid or made available for payment. The first interest payment date for the new securities will be September 1, 2001. Interest on the securities will be computed on the basis of a 360-day year of twelve 30-day months.


RANKING

     The securities will be our senior secured obligations ranking on an equal basis with all our other existing and future senior obligations. The securities will rank senior to any of our existing, and all of our future, subordinated indebtedness. The securities will effectively rank junior to all indebtedness and other liabilities, including preferred stock, of our Subsidiaries, to the extent of the assets of the Subsidiaries. The indenture contains restrictions on our ability and the ability of MHC to incur additional indebtedness. The indenture contains no restrictions on the amount of additional unsecured indebtedness which our Subsidiaries, other than MHC, may incur. In addition, the indenture permits each of our Subsidiaries, other than MHC, to incur significant additional amounts of secured indebtedness.

     Prior to the initial offering of the securities in March 1999, we did not have any debt obligations. We conduct our operations predominantly through MHC, our wholly-owned subsidiary, and substantially all of our consolidated assets relating to operations are held by MHC and its Subsidiaries, including MidAmerican Energy. Because we are a holding company, our rights and the rights of our creditors, including holders of the securities, in respect of claims on the assets of each of our Subsidiaries upon any liquidation or administration are structurally subordinated to, and therefore will be subject to the prior claims of, each Subsidiary's preferred stockholders and creditors, except to the extent that we may be a creditor with recognized claims against the Subsidiary. At December 31,

2000, MHC and its direct and indirect Subsidiaries had total indebtedness, including preferred stock, of approximately $1,232 million, all of which would be effectively senior to the securities.

     Our ability to pay interest on the securities is entirely dependent upon our receipt of dividends and other distributions from our direct and indirect Subsidiaries, and from MidAmerican Energy in particular. We believe that these payments, which will be funded by cash flows generated through MidAmerican Energy's operations, will be sufficient to enable us to meet all of our obligations as they become due, including our obligations under the securities. The availability of distributions from our Subsidiaries is subject to the satisfaction of various covenants and conditions contained in the applicable Subsidiaries' existing and future financing documents and utility regulatory restrictions.


COLLATERAL

     All of the securities, including the outstanding securities, will be secured equally and ratably by a pledge of all of the capital stock of MHC.

     Unless there is an Event of Default, we will be able to vote, as we see fit in our sole discretion, the pledged shares of capital stock.

     If we meet the conditions to our defeasance option or our covenant defeasance option as described below under the caption "--Defeasance and Covenant Defeasance," or the indenture is otherwise discharged, the lien of the indenture on the pledged shares will terminate and the pledged shares will be released to us without any further action by the trustee or any other person.

     The proceeds of any sale of the collateral securing the securities following an Event of Default might not be sufficient to satisfy the payments due on the securities. If an Event of Default occurs under the indenture, the trustee, on behalf of the holders of the securities, in addition to any rights or remedies available to it under the indenture, may take the actions it deems advisable to protect and enforce its rights in the collateral for the securities, including the institution of foreclosure proceedings. The proceeds received by the trustee from any foreclosure will be applied by the trustee, first, to pay the expenses of foreclosure and the fees and other amounts then payable to the trustee under the indenture and, second, to pay amounts due on the securities.


COVENANTS

     Except as otherwise described under the caption "--Defeasance and Covenant Defeasance" below, for so long as any securities remain outstanding or any amount remains unpaid on any of the securities, we will comply with the terms of the covenants described below.

 PAYMENT OF PRINCIPAL AND INTEREST

     We will duly and punctually pay the principal of and interest on the securities in accordance with the terms of the securities and the indenture.

 MAINTENANCE OF OFFICE OR AGENCY

     We will maintain in the Borough of Manhattan, The City of New York, (1) an office or agency of a paying agent where the securities may be paid and notices and demands to or upon us in respect of the securities and the indenture may be served and (2) an office or agency of a registrar where securities may be surrendered for registration of transfer or exchange. We will give prompt written notice to the trustee of the location, and any change in the location, of any office or agency. If at any time we fail to maintain any required office or agency or fail to furnish the trustee with the address of any required office or agency, all presentations, surrenders, notices and demands may be served at the office of the trustee.

 AVAILABLE INFORMATION

     Notwithstanding that we may not in the future be required to comply with the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will continue to file or cause to be filed with the Securities and Exchange Commission, and provide the trustee with, the information, documents and other reports, or copies of the portions of any of the foregoing as the Securities and Exchange Commission may by rules and regulations prescribe, as specified in Sections 13 and 15(d) of the Exchange Act. If we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will also provide the information, documents and reports described above to the holders of the securities. We also will comply with the other provisions of Section 314(a) of the Trust Indenture Act.

 CONSOLIDATION, MERGER, CONVEYANCE, SALE OR LEASE

     We may not consolidate with or merge with or into any other person, or convey, transfer or lease our consolidated properties and assets substantially as an entirety, in one transaction or in a series of related transactions, to any person, or permit any person to merge into or consolidate with us, unless:

     (1) (x) we will be the surviving or continuing person or (y) if other than us, the surviving or continuing person or purchaser or lessee will be a corporation incorporated under the laws of the United States of America, one of the States or the District of Columbia or Canada and expressly assumes by supplemental indenture our obligations under the securities and the indenture;

     (2) immediately before and after giving effect to the subject transaction, no Event of Default will have occurred and be continuing; and

     (3) we or the other surviving or continuing person, as applicable, will continue to have a valid, perfected, first priority interest in the collateral for the securities.

 LIMITATION ON DISTRIBUTIONS

     The indenture provides that we will only declare, recommend, make or pay any Distribution to any of our equity holders if there exists no Event of Default and no Event of Default will result from making the Distribution, and either:

     (1) at the time and as a result of the Distribution, our Leverage Ratio does not exceed 0.67:1 and our Interest Coverage Ratio is not less than 2.2:1; or

     (2) if we are not in compliance with the ratios described in clause (1), at the time our senior secured long-term debt is rated at least BBB, or its then equivalent, by Standard & Poor's and Fitch and Baa2, or its then equivalent, by Moody's.

     This "Limitation on Distributions" covenant will cease to be in effect if the Rating Agencies confirm in writing that, without this covenant, our senior secured long-term debt would still be rated at least BBB+, or its then equivalent, by each of Standard & Poor's and Fitch and Baa1, or its then equivalent, by Moody's. If the restriction on Distributions ceases to be in effect, we will be under no obligation to reinstate the restriction or otherwise observe its terms if our ratings are thereafter lowered or withdrawn.


     In order to obtain the release of the restriction on Distributions, we will deliver to the trustee written confirmation from each Rating Agency of the ratings conditions described in the preceding paragraph.


 LIMITATION ON INDEBTEDNESS OF MIDAMERICAN FUNDING AND OF MHC

     The indenture provides that we will not incur any Indebtedness other than
(1) as part of our permitted businesses and activities described under the caption "--Limitation on Business Activities" below or (2) other Indebtedness incurred subsequent to receipt of written confirmation from the Rating Agencies that the incurrence of the Indebtedness would not result in a downgrade of the existing ratings for the securities.

     The indenture further provides that we will not permit MHC to incur any Indebtedness other than Indebtedness outstanding on March 11, 1999 (the date of the initial issuance of securities) under MHC's agreements then in existence and extensions of this Indebtedness.

 LIMITATION ON LIENS

     The indenture permits us to incur unsecured indebtedness as described above and does not in any way restrict or prevent any Subsidiary other than MHC from incurring unsecured indebtedness. With respect to secured indebtedness, however, the indenture provides that neither we nor any Significant Subsidiary will issue, assume or guarantee any Indebtedness secured by a Lien upon any of our property or assets, other than cash or cash equivalents, or any property or assets of any Significant Subsidiary, as applicable, without effectively providing that the outstanding securities (together with, if we so determine, any other indebtedness or obligation then existing or thereafter created ranking equally with the securities) will be secured equally and ratably with (or prior to) the new Indebtedness for so long as the new Indebtedness is so secured. The foregoing restriction on Liens will not, however, apply to the following "Permitted Liens":

     (1) Liens in existence on March 11, 1999 (the date of the initial issuance of securities);

     (2) any Lien created or arising over any property which is acquired, constructed or created by us or any of our Significant Subsidiaries, but only if (A) the Lien secures only principal amounts (not exceeding the cost of the acquisition, construction or creation) raised for the purposes of the acquisition, construction or creation, together with any costs, expenses, interest and fees incurred in relation to, or a guarantee given in respect of, the acquisition, construction or creation, (B) the Lien is created or arises on or before 180 days after the completion of the acquisition, construction or creation and (C) the Lien is confined solely to the property so acquired, constructed or created;

     (3) any Lien securing amounts not more than 180 days overdue or otherwise being contested in good faith;

     (4) (a) rights of financial institutions to offset credit balances in connection with the operation of cash management programs established for our benefit and/or the benefit of a Significant Subsidiary or in connection with the issuance of letters of credit for our benefit and/or the benefit of a Significant Subsidiary;

       (b) any Lien securing Indebtedness of us and/or a Significant Subsidiary incurred in connection with the financing of accounts receivable;

       (c) any Lien incurred or deposits made in the ordinary course of business, including, but not limited to, (A) any mechanics', materialmen's, carriers', workmen's, vendors' and other like Liens and (B) any Liens created in connection with workers' compensation, unemployment insurance and other types of social security;

       (d) any Lien upon specific items of inventory or other goods and proceeds owned by us and/or a Significant Subsidiary securing our obligations and/or the obligations of a Significant Subsidiary in respect of bankers' acceptances issued or created to facilitate the purchase, shipment or storage of the inventory or other goods;

       (e) any Lien incurred or deposits made securing the performance of tenders, bids, leases, trade contracts (other than for borrowed money), statutory obligations, surety bonds, appeal bonds, government contracts, performance bonds, return-of-money bonds, letters of credit not securing borrowings and other obligations of like nature incurred in the ordinary course of business;

       (f) any Lien created by us or a Significant Subsidiary under or in connection with or arising out of any transactions or arrangements entered into in connection with the hedging or management of risks relating to the electricity or natural gas distribution industry;

       (g) any Lien constituted by a right of set off or right over a margin call account or any form of cash or cash collateral or any similar arrangement for obligations incurred in respect of Currency, Interest Rate or Commodity Agreements;

       (h) any Lien arising out of title retention or like provisions in connection with the purchase of goods and equipment in the ordinary course of business;

       (i) any Lien securing reimbursement obligations under letters of credit, guaranties and other forms of credit enhancement given in connection with the purchase of goods and equipment in the ordinary course of business; and

       (j) any Lien securing obligations under Currency, Interest Rate or Commodity Agreements;

       (5) Liens in favor of us or a Subsidiary;

     (6) (a) any Liens on any property or assets acquired from an entity which is merged with or into us or a Significant Subsidiary, or any Liens on the property or assets of any corporation or other entity existing at the time the corporation or other entity becomes a subsidiary of us, which, in either case, are not created in anticipation of the transaction, unless the Liens were created to secure or provide for the payment of any part of the purchase price of the corporation or other entity;

       (b) any Lien on any property or assets existing at the time of acquisition of the property or assets and which is not created in anticipation of the acquisition, unless the Lien was created to secure or provide for the payment of any part of the purchase price of the property or assets; and

       (c) any Lien created or outstanding on or over any asset of any company which becomes a Significant Subsidiary on or after the date of the initial issuance of securities where the Lien is created before the date on which the company becomes a Significant Subsidiary;

     (7) (a) Liens required by any contract, statute or regulation in order to permit us or a Significant Subsidiary to perform any contract or subcontract made by us or it with or at the request of a governmental entity or any department, agency or instrumentality of a governmental entity, or to secure partial, progress, advance or any other payments by us or a Significant Subsidiary to a governmental unit under the provisions of any contract, statute or regulation;

       (b) any Lien securing industrial revenue, development, pollution control or similar bonds issued by or for the benefit of us or a Significant Subsidiary, so long as the industrial revenue, development, pollution control or similar bonds do not provide recourse generally to us and/or the Significant Subsidiary; and

       (c) any Lien securing taxes or assessments or other applicable governmental charges or levies;

     (8) (a) any Lien which arises under any order of attachment, distraint or similar legal process arising in connection with court proceedings and any Lien which secures the reimbursement obligation for any bond obtained in connection with an appeal taken in any court proceeding, so long as the execution or other enforcement of the Lien arising because of the legal process is effectively stayed and the claims secured by the Lien are being contested in good faith and, if appropriate, by appropriate legal proceedings, and any Lien in favor of a plaintiff or defendant in any action before a court or tribunal as security for costs and/or expenses; and

       (b) any Lien arising by operation of law or by order of a court or tribunal or any Lien arising by an agreement of similar effect, including, without limitation, judgment Liens;

     (9) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Liens referred to in the foregoing clauses, for amounts not exceeding the principal amount of the Indebtedness secured by the Lien so extended, renewed or replaced, so long as the extension, renewal or replacement Lien is limited to all or a part of the same property or assets that were covered by the Lien extended, renewed or replaced, plus improvements on the property or assets;

     (10) any Lien created in connection with Project Finance Debt;

     (11) any Lien created by MidAmerican Energy that is then permitted to be created under the terms of its then existing mortgages and indentures on the terms in effect at the time of creation of the Lien;

     (12) any Lien created in connection with the securitization of some or all of the assets of MidAmerican Energy and the associated issuance of Indebtedness as authorized by applicable state or federal law in connection with the restructuring of jurisdictional electric or gas businesses; and

     (13) any Lien on stock created in connection with a mandatorily convertible or exchangeable stock or debt financing, but the financing may not be secured by or otherwise involve the creation of a Lien on any capital stock of MHC or MidAmerican Energy or any successor to MHC or MidAmerican Energy.

     Notwithstanding the foregoing, we and/or a Significant Subsidiary may create Liens over any of our or its respective properties or assets so long as the aggregate amount of Indebtedness secured by all Liens, excluding the amount of Indebtedness secured by Liens described in clauses (1) through (13) above, does not exceed 10% of Consolidated Net Tangible Assets in the aggregate calculated as of the date of creation of the Liens, based upon the Consolidated Net Tangible Assets appearing on the most recently available balance sheet for the most recently concluded calendar quarter.

 LIMITATION ON BUSINESS ACTIVITIES

     The indenture provides that we will not enter into any business operations other than:

     (1) the transactions contemplated by the indenture;

     (2) activities related to the acquisition, management and ownership of MHC;

     (3) entering into and performing any agreements to accomplish the foregoing, and

     (4) exercising any corporate or other powers that are incidental to or necessary, suitable or convenient for the accomplishment of the foregoing.

However, we may enter into additional business operations from time to time in the future if, prior to doing so, we obtain written confirmation from the Rating Agencies that the entering into of the new businesses will not result in a downgrade of the existing ratings for the securities.

     The indenture further provides that we will cause our Significant Subsidiaries to engage only in:

     (1) those types of businesses and other activities in which we or MHC or any of its direct or indirect subsidiaries or controlled partnerships or joint ventures were engaged in on March 11, 1999 (the date of the initial issuance of securities), including, without limitation, any geographic or other expansion of these businesses and other activities; and

     (2) any other business or activity which is deemed necessary, useful or desirable in connection with the activities described in clause (1) above.


MODIFICATION OF THE INDENTURE

     The indenture contains provisions permitting us and the trustee to modify the indenture or any supplemental indenture, or the rights of the holders of securities, with the consent of the holders of a majority in aggregate principal amount of the then outstanding securities of each series that will be affected by the modification, subject to the same conditions described below under the caption "--Modification or Waiver of Certain Covenants."

     The indenture also contains provisions permitting us and the trustee to amend the indenture by entering into one or more supplemental indentures without the consent of the holders of any securities for any of the following purposes:

       (1) to cure any ambiguity;

     (2) to correct or supplement any provision in the indenture which may be defective or inconsistent with any other provision in the indenture;

     (3) to evidence the merger of us or the replacement of the trustee; and

     (4) to make any other changes that do not materially adversely affect the rights of the holders of securities.

EVENTS OF DEFAULT

     An Event of Default with respect to the securities is defined in the indenture as:

     (1) default for 30 days in the payment of any interest on the securities;

     (2) default for three days in the payment of principal of or any premium on the securities at maturity, upon redemption, upon required purchase, upon acceleration or otherwise;

     (3) material default in the performance, or breach, of any of our material covenants or obligations in the indenture and continuance of the material default or breach for a period of 90 days after written notice specifying the default is given to us by the trustee or to us and the trustee by the holders of at least a majority in aggregate principal amount of the securities;

     (4) the trustee fails to have a perfected security interest in the pledged capital stock of MHC and the failure continues for a period of 10 days;

     (5) default in the payment of:

          o the principal of any bond, debenture, note or other evidence of indebtedness for money borrowed by us or a Significant Subsidiary; or

          o principal under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for Borrowed Money incurred by us or any Significant Subsidiary that is not Project Finance Debt and which provides for recourse generally to us or any Significant Subsidiary;

         if:

          o the unpaid principal exceeds $75,000,000 when it becomes due and payable, whether at maturity, upon redemption or acceleration or otherwise; and

          o the default continues unremedied and unwaived for more than 30 business days and the time for payment has not been expressly extended; and

       (6) any of the following occurs:

          o we or any of our Significant Subsidiaries fail generally to pay our or its debts as they become due, or admit in writing our or its inability to pay our or its debts generally;

          o the making of a general assignment for the benefit of our or any of our Significant Subsidiaries' creditors;

          o the institution of any proceeding by or against us or a Significant Subsidiary which does either of the following and which is not dismissed within 180 days:

             o seeks to adjudicate us or the Significant Subsidiary bankrupt or insolvent, or

             o seeks a liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition (in each case, other than a solvent liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition) of us or the Significant Subsidiary or our or its debts under any law relating to bankruptcy, insolvency, reorganization, moratorium or relief of debtors;

          o the entry of an order for relief or appointment of an administrator, receiver, trustee, intervenor or other similar official for us or a Significant Subsidiary or for any substantial part of our or its property; or

          o the taking of any action by us or a Significant Subsidiary to authorize or consent to any of the actions described in this subparagraph (6).


     We will give the trustee notice by facsimile or other written communication satisfactory to the trustee of any Event of Default within five days after we know of the occurrence of that Event of Default, and of the measures we are taking to remedy the Event of Default.


     If an Event of Default with respect to the securities occurs and continues, either the trustee or the relevant percentage of holders described in (x) or (y) below may declare the principal amount of the securities, and any interest accrued thereon, to be due and payable immediately:


   (x) holders of at least 33% in aggregate principal amount of the securities in the case of an Event of Default described in clause
              (1) or (2) under "Events of Default" above; or


   (y) the holders of a majority in aggregate principal amount of the securities in the case of any other Event of Default.


     At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained, if all Events of Default have been cured or waived (other than the non-payment of principal of the securities which has become due solely by reason of the declaration of acceleration), then the holders of a majority in aggregate principal amount of the outstanding securities may, by written notice to us and the trustee, rescind and annul the declaration and its consequences on behalf of all of the holders. However, no rescission or annulment will extend to or affect any subsequent default or impair any right consequent on any subsequent default.


     No holder of the securities will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy under the indenture, unless:


     (a) the holder has previously given written notice to the trustee of a continuing Event of Default with respect to the securities;


     (b) the holders of not less than 33% or a majority, as applicable, in principal amount of the securities has made written request to the trustee to institute proceedings in respect of the Event of Default in its own name as trustee;


     (c) the holder or holders have offered the trustee indemnity satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with the request;


     (d) the trustee, for 90 days after its receipt of the notice, request and offer of indemnity, has failed to institute any proceeding; and


     (e) no direction inconsistent with the written request has been given to the trustee during that 90-day period by the holders of a majority in principal amount of the outstanding securities.


     As noted above, actions to be taken by the holders of the securities with respect to an Event of Default, including giving notice to us and the trustee of an Event of Default, declaring an acceleration of the securities, rescinding a declaration of acceleration, exercising remedies with respect to the collateral for the securities and instituting and controlling proceedings following an Event of Default, may be taken by the holders of the specified percentages of the aggregate principal amount of securities outstanding. For purposes of voting on modifications to the indenture or supplemental indentures or the rights of holders of the securities, the consent of a majority in aggregate principal amount of the outstanding securities of each series to be affected is required. For these purposes, each of the 2011 securities, the 2009 securities and the 2029 securities will be treated as a separate series of securities under the indenture. However, as a result of voting together as one class with respect to matters involving an Event of Default, holders of one or two series of the securities will likely be able to control the actions taken with respect to an Event of Default without obtaining the consent of holders of the other series of securities.

OPTIONAL REDEMPTION

 GENERAL

     The securities of each series will be redeemable in whole or in part, at our option at any time, at a redemption price equal to the greater of:

     (1) 100% of the principal amount of the series of securities being redeemed; or

     (2) the sum of the present values of the remaining scheduled payments of principal of and interest on the series of securities being redeemed discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal
   to (x) the Treasury Yield plus      basis points, in the case of the 2011
   securities, (y) the Treasury Yield plus 15 basis points, in the case of the 2009 securities, and (z) the Treasury Yield plus 25 basis points, in the case of the 2029 securities,

plus, for (1) or (2) above, whichever is applicable, accrued interest on the securities to be redeemed to the date of redemption.

     Notice of redemption will be given not less than 30 days nor more than 60 days prior to the date of redemption. If fewer than all the securities are to be redeemed, selection of securities of a series for redemption will be made by the trustee in any manner the trustee deems fair and appropriate.

     Unless we default in payment of the Redemption Price (as defined below), from and after the redemption date, the securities or portions of securities called for redemption will cease to bear interest, and the holders of those securities will have no right in respect of those securities except the right to receive the applicable Redemption Price.

 OPTIONAL REDEMPTION PROVISIONS

     Under the procedures described above, the price payable upon the optional redemption of a security (the "Redemption Price") is determined by calculating the present value (the "Present Value") at the time of redemption of each remaining payment of principal of or interest on the security to be redeemed and then totaling those Present Values. If the sum of those Present Values is equal to or less than 100% of the principal amount of the security to be redeemed, the Redemption Price of the security will be 100% of its principal amount (redemption at par). If the sum of those Present Values is greater than 100% of the principal amount of the security, the Redemption Price of the security will be the greater amount (redemption at a premium). In no event may a security be redeemed optionally at less than 100% of its principal amount.

     The Present Value at any time of a payment of principal of or interest on a security is calculated by applying the applicable discount rate (the "Discount Rate") to the payment. The Discount Rate applicable at any time to a payment of principal of or interest on a security equals the equivalent yield to maturity at that time of a fixed rate United States treasury security having
a maturity comparable to the maturity of the subject payment plus    basis
points (in the case of the 2011 securities), 15 basis points (in the case of the 2009 securities) and 25 basis points (in the case of the 2029 securities), with the yield being calculated on the basis of the interest rate borne by the applicable United States treasury security and the price at that time of the treasury security. The United States treasury security employed in the calculation of a Discount Rate as well as the price and equivalent yield to maturity of the relevant treasury security will be selected or determined by an independent investment banking institution of international standing appointed by us.

     Whether the sum of the Present Values of the remaining payments of principal of and interest on a security to be redeemed will or will not exceed 100% of its principal amount and, accordingly, whether the security will be redeemed at par or at a premium will depend on the Discount Rate used to calculate the Present Values. The Discount Rate, in turn, will depend upon the equivalent yield to maturity of the treasury security used in the calculation of the Discount Rate, which yield will itself depend on the interest rate borne by, and the price of, the relevant treasury security. While the interest rate borne by the relevant treasury security is fixed, the price of the relevant treasury security tends to vary with interest rate levels prevailing from time to time. In general, if at a particular time the prevailing interest rate for a newly issued United States treasury security having a maturity comparable to that of the treasury security used in the calculation of the Discount Rate is higher than the prevailing interest rates for newly issued United States treasury securities having a maturity comparable to the relevant treasury security prevailing at the time the relevant treasury security was issued, the price of the relevant treasury security will be lower than its issue price. Conversely, if at a particular time the prevailing interest rate for a newly issued United States treasury security having a maturity comparable to that of the treasury security used in the calculation of the Discount Rate is lower than the prevailing interest rates for newly issued United States treasury securities having a maturity comparable to the relevant treasury security at the time the relevant treasury security was issued, the price of the relevant treasury security will be higher than its issue price.

     Because the equivalent yield to maturity on the treasury security used in the calculation of the Discount Rate depends on the interest rate it bears and its price, an increase or a decrease in the interest rates for newly issued United States treasury securities with a maturity comparable to that of the relevant treasury security above or below the interest rates for newly issued United States treasury securities having a maturity comparable to the relevant treasury security prevailing at the time of issue of the relevant treasury security will generally result in an increase or a decrease, respectively, in the Discount Rate used to determine the Present Value of a payment of principal of or interest on a security. An increase or a decrease in the Discount Rate, and therefore an increase or a decrease in the levels of interest rates for newly issued United States treasury securities having a maturity comparable to the relevant treasury security, will result in a decrease or an increase, respectively, of the Present Value of a payment of principal of or interest on a security. In other words, the Redemption Price varies inversely with the prevailing interest rates for newly issued United States treasury securities having a maturity comparable to the treasury security used in the calculation of the Discount Rate. As noted above, however, if the sum of the Present Values of the remaining payments of principal of and interest on a security proposed to be redeemed is less than its principal amount, the security may only be redeemed at par.


DEFEASANCE AND COVENANT DEFEASANCE

     We, at our option, may elect:

    o to be discharged from any and all obligations in respect of a series of securities ("Defeasance"), except for the obligations to, among other things, register the transfer or exchange of the securities of that series, replace stolen, lost or mutilated securities, maintain paying agencies, hold moneys for payment in trust and pay when due all principal and interest solely out of moneys held in trust; or

    o not to comply with the covenants ("Covenant Defeasance") described above under the captions "Consolidation, Merger, Conveyance, Sale or Lease", "Limitation on Distributions", "Limitation on Indebtedness of MidAmerican Funding and MHC", "Limitation on Liens" and "Limitation on Business Activities" in respect of a series of securities;

     if, in either case, we irrevocably deposit with the trustee, as trust funds in trust specifically pledged as security for, and dedicated solely to, the benefit of the holder or holders of the securities of the applicable series:

   (1)   money;

   (2) U.S. Government Obligations which through the payment of interest and principal in accordance with their terms will provide, not later than one day before the due date of any payment, money; or

   (3) a combination of money and the U.S. Government Obligations described in clause (2);

in each case in an amount sufficient, in the opinion of a nationally recognized firm of independent accountants, to pay and discharge the principal of and premium and interest on the outstanding securities of that series (x) on the dates payments are due in accordance with the terms of the securities of that series, or (y) if we have designated a redemption date as described in the next paragraph, to and including the redemption date so designated by us.

     Other conditions precedent to effecting Defeasance or Covenant Defeasance include:

     (1) that the securities will not be delisted by any securities exchange on which they are then traded as a result of the deposit of trust funds in trust;

     (2) no Event of Default, or event which with notice or lapse of time would become an Event of Default (including by reason of the deposit), with respect to the securities of the series to be defeased will exist and be continuing on the date of the deposit; and

     (3) the Defeasance or Covenant Defeasance will not result in the breach or violation of, or constitute a default under, any other material agreement or instrument by which we are bound.

     If we elect to exercise either of the defeasance options, we are required to deliver to the trustee:

     (a) an opinion of independent counsel of recognized standing to the effect that the holders will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance deposit, which in the case of Defeasance must be based on a change in law or a ruling by the United States Internal Revenue Service, and

     (b) an officer's certificate as to compliance with all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the securities of the series to be defeased.

     If we wish to deposit or cause to be deposited money or U.S. Government Obligations to pay or discharge the principal of and interest, if any, on the outstanding securities of a series to and including a redemption date on which all of the outstanding securities of that series are to be redeemed, the redemption date will be irrevocably designated by a board resolution delivered to the trustee on or before the date of deposit of the money or U.S. Government Obligations, and the board resolution will be accompanied by an irrevocable request from us that the trustee give notice of the redemption in our name and at our expense not less than 30 nor more than 60 days prior to the redemption date in accordance with the indenture.

     If the trustee or the paying agent is unable to apply any moneys deposited in trust to effect a Defeasance or Covenant Defeasance by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting the application of the moneys, then any obligations from which we had been discharged or released will be revived and reinstated as though no deposit of moneys in trust had occurred, until the trustee or paying agent is permitted so to apply all of the moneys deposited in trust.

MODIFICATION OR WAIVER OF CERTAIN COVENANTS

     We may omit in any particular instance to comply with any term, provision or condition in the indenture with respect to the securities of a series if before the time for compliance the holders of at least a majority in aggregate principal amount of the outstanding securities of that series either modify the covenant or waive compliance in that specific instance or generally waive compliance with the particular term, provision or condition. However, no modification will, without the consent of each holder of securities of that series:

     (1) change the stated maturity upon which the principal of or the interest on the securities of that series is due and payable;

     (2) reduce the principal amount or redemption price of the securities of that series or the rate of interest on the securities of that series;

     (3) change any place of payment or the currency in which the securities of that series or any premium or the interest on the securities of that series is payable;

     (4) impair the right to institute suit for the enforcement of any payment on or after the stated maturity of the securities of that series (or, in the case of redemption, on or after the redemption date for the securities); or

     (5) reduce the percentage in principal amount of the outstanding securities of that series, the consent of holders of which is required for any waiver of compliance with covenants contained in the indenture or defaults under the indenture and their consequences.

The securities owned by us or any of our affiliates will be deemed not to be outstanding for, among other purposes, consenting to any of the modifications described above.


TRANSFER

     The securities will be issued in registered form and will be transferable only upon the surrender of the securities being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with transfers and exchanges of securities.


CONCERNING THE TRUSTEE


     The Bank of New York, as successor to IBJ Whitehall Bank & Trust Company, is the trustee under the indenture and has been appointed by us as registrar and paying agent with respect to the securities.


GOVERNING LAW

     The indenture and the securities will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required by those principles.


BOOK-ENTRY, DELIVERY AND FORM

 GENERAL

     Except as described below, the securities will be issued in the form of one or more fully registered securities in global form. The global securities will be deposited with, or on behalf of, The Depository Trust Company and registered in the name of DTC or its nominee.

     Upon issuance of the global securities, DTC or its nominee will credit, on its book-entry registration and transfer system, the principal amount of securities represented by the global securities to the account of institutions that have accounts with DTC or its nominee participants. Ownership of beneficial interests in the global securities will be limited to DTC participants or persons that may hold interests through DTC participants. Ownership of beneficial interests in the global securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to the DTC participants' interests) for the global securities, or by DTC participants or persons that hold interests through DTC participants (with respect to beneficial interests of persons other than DTC participants). The laws of some jurisdictions may require that purchasers of securities take physical delivery of their securities in definitive form. These laws may impair the ability to transfer or pledge beneficial interests in the global securities.

     So long as DTC or its nominee is the registered holder of any global securities, DTC or its nominee, as the case may be, will be considered the sole legal owner of the securities represented by the global securities for all purposes under the indenture and the securities. Except as described below, owners of beneficial interests in global securities will not be entitled to have those global securities registered in their names, will not receive or be entitled to receive physical delivery in exchange for the global securities and will not be considered to be the owners or holders of the global securities for any purpose under the indenture or the securities. We understand that under existing industry practice, if an owner of a beneficial interest in a global security desires to take any action that DTC, as the holder of that global security, is entitled to take, DTC would authorize the DTC participants to take the action, and that the DTC participants would authorize beneficial owners owning through the DTC participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them.

     We will make available to the trustee by the applicable interest payment date or maturity date any payment of principal or interest due on the securities. As soon as practicable thereafter, the trustee will make payments to DTC or its nominee, as the case may be, as the registered owner of the global securities representing the securities in accordance with existing arrangements between the trustee and DTC.

     We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the global securities, will credit immediately the accounts of the related DTC participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global securities as shown on the records of DTC. We also expect that payments by DTC participants to owners of beneficial interests in the global securities held through the DTC participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the DTC participants.

     None of us, the trustee or any payment agent for the global securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in any of the global securities or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests or for other aspects of the relationship between DTC and its participants or the relationship between these participants and the owners of beneficial interests in the global securities owning through the DTC participants.

     Unless and until exchanged in whole or in part for securities in definitive form in accordance with the terms of the securities, the global securities may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee of DTC to a successor of DTC or a nominee of the successor.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global securities among its participants, it is under no obligation to perform or continue to perform these procedures, and the procedures may be discontinued at any time. Neither the trustee nor we will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes.

 CERTIFICATED NOTES

     The global securities will be exchangeable for corresponding certificated securities registered in the name of persons other than DTC or its nominee only if:

     (1) DTC notifies us that it is unwilling or unable to continue as depositary for any of the global securities or at any time ceases to be a clearing agency registered under the Exchange Act;

     (2) there occurs and continues an Event of Default with respect to the securities; or

     (3) we execute and deliver to the trustee an order that the global securities will be so exchangeable.

Any certificated securities will be issued only in fully registered form, and will be issued without coupons in denominations of $1,000 and integral multiples of $1,000. Any certificated securities issued will be registered in the names and in the denominations requested by DTC.

 THE CLEARING SYSTEM

     DTC has advised us as follows: DTC is limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered under Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of these participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and other similar organizations. Access to DTC's book-entry system is also available to others, including banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.


DEFINITIONS OF TERMS USED IN THE INDENTURE

     The following is a summary of some of the defined terms used in the indenture. We refer you to the indenture for the full definition of all these terms, as well as any other terms used in this prospectus for which no definition is provided.

     "Capitalized Lease Obligations" means all lease obligations of us and our Subsidiaries which, under GAAP, are or will be required to be capitalized, in each case taken at the amount of the lease obligations accounted for as indebtedness in conformity with GAAP.

     "Comparable Treasury Issue" means the United States Treasury security selected by an independent investment banking institution of international standing appointed by us as having a maturity comparable to the remaining term of the securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the securities to be redeemed.

     "Comparable Treasury Price" means, with respect to any redemption date,
(1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding the redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government securities" or (2) if that release (or any successor release) is not published or does not contain the appropriate prices on that business day, the Reference Treasury Dealer Quotation for the redemption date.

     "Consolidated Current Liabilities" means the consolidated current liabilities of us and our Subsidiaries, but excluding the current portion of long-term Indebtedness which would otherwise be included in long-term Indebtedness, as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Debt" means, at any time, the sum of the aggregate outstanding principal amount of all Indebtedness for Borrowed Money (including, without limitation, the principal component of Capitalized Lease Obligations, but excluding Currency, Interest Rate or Commodity Agreements and all Consolidated Current Liabilities and Project Finance Debt) of us and our Subsidiaries, as determined on a consolidated basis in conformity with GAAP.

     "Consolidated EBITDA" means, for any period, the sum of the following amounts for the period, determined on a consolidated basis in conformity with
GAAP:

     (1) our Consolidated Net Operating Income;

     (2) our Consolidated Interest Expense;

     (3) our income taxes and deferred taxes, other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets;

     (4) our depreciation expense;

     (5) our amortization expense; and

     (6) all other non-cash items reducing our Consolidated Net Operating Income, less all non-cash items increasing our Consolidated Net Operating Income, all as determined on a consolidated basis in conformity with GAAP.

     However, to the extent that we have any Subsidiary that is not a wholly-owned Subsidiary, Consolidated EBITDA will be reduced by an amount equal to:

     (a) that Subsidiary's Consolidated Net Operating Income, multiplied by

     (b) the quotient of:

         (x) the number of shares of outstanding common stock of that Subsidiary not owned on the last day of the relevant period by us or any of our Subsidiaries, divided by

         (y) the total number of shares of outstanding common stock of the Subsidiary on the last day of the relevant period.

     "Consolidated Interest Expense" means, for any period, clause (1) below minus clause (2) below:

     (1) the aggregate amount of the following which is paid, accrued or scheduled to be paid or accrued by us and each of our Subsidiaries during the relevant period:

          o interest in respect of Indebtedness for Borrowed Money, including
            (x) amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting, but excluding (y) the interest of any Subsidiary whose net operating income (or loss) is excluded from the calculation of Consolidated Net Operating Income as described in clause (2) of the definition of Consolidated Net Operating Income, to the extent the net operating income (or loss) of the Subsidiary is excluded;

          o all commissions, discounts and other fees and charges owed with respect to bankers' acceptance financing;

          o the net costs associated with Interest Rate Agreements; and

          o all but the principal component of rentals in respect of Capitalized Lease Obligations.

       (2) consolidated interest income.

     However, to the extent that we have any Subsidiary that is not a wholly-owned Subsidiary, Consolidated Interest Expense will be reduced by an amount equal to (x) the interest expense of that Subsidiary multiplied by (y) the quotient of clause (A) below divided by clause (B) below:

     (A) the number of shares of outstanding common stock of the Subsidiary not owned on the last day of the relevant period by us or any of our Subsidiaries;

     (B) the total number of shares of outstanding common stock of the Subsidiary on the last day of the relevant period.

     "Consolidated Net Operating Income" means, for any period, the aggregate of the net operating income (or loss) of us and our Subsidiaries for the applicable period, as determined on a consolidated basis in conformity with GAAP. However, the following items will be excluded from any calculation of Consolidated Net Operating Income:

     (1) the net operating income (or loss) of any person (other than a Subsidiary) in which any other person has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to us or one of our Subsidiaries during the applicable period;

     (2) the net operating income (or loss) of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Subsidiary of its net operating income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation or license; and

     (3) all extraordinary gains and extraordinary losses.

     "Consolidated Net Tangible Assets" means at any time, the total of all assets (including revaluations of assets as a result of commercial appraisals, price level restatement or otherwise) appearing on the most recently available consolidated balance sheet of us and our Subsidiaries (so long as the balance sheet is of a date not more than 60 days prior to the record date for any Distribution) prepared in accordance with GAAP, net of applicable reserves and deductions, but excluding goodwill, trade names, trademarks, patents, unamortized debt discount and all other like intangible assets (which term will not be construed to include the revaluations), less the aggregate of the Consolidated Current Liabilities of us appearing on our balance sheet.

     "Currency, Interest Rate or Commodity Agreement" means an agreement or transaction involving any currency, interest rate or energy price or volumetric swap, cap or collar arrangement, forward exchange transaction, option, warrant, forward rate agreement, futures contract or other derivative instrument of any kind for the hedging or management of foreign exchange, interest rate or energy price or volumetric risks, it being understood, for purposes of this definition, that the term "energy" includes, without limitation, coal, gas, oil and electricity.

     "Distribution" means any dividend, distribution or payment (including by way of redemption, repurchase, retirement, return or repayment) in respect of shares of our membership interests, capital stock or other equity interests.

     "Excluded Subsidiary" means any of our Subsidiaries:

     (1) in respect of which neither we nor any of our Subsidiaries (other than another Excluded Subsidiary) has undertaken any legal obligation to give any guarantee for the benefit of the holders of any Indebtedness for Borrowed Money (other than to us or one of our Subsidiaries) other than in respect of any statutory obligation and the Subsidiaries of which are all Excluded Subsidiaries; and

     (2) which has been designated as an Excluded Subsidiary by us by written notice to the trustee.

     We may give written notice to the trustee at any time that any Excluded Subsidiary is no longer an Excluded Subsidiary whereupon it will cease to be an Excluded Subsidiary.

     "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume or guarantee the subject Indebtedness.

     "Indebtedness" means, with respect to us or any of any our Subsidiaries at any date of determination:

     (1) all Indebtedness for Borrowed Money;

     (2) all obligations in respect of letters of credit or other similar instruments, including reimbursement obligations;

     (3) all obligations to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing the property in service or taking delivery and title to the property or the completion of the services, except trade payables;

     (4) all Capitalized Lease Obligations;

     (5) all indebtedness of other persons secured by a mortgage, charge, lien, pledge or other security interest on any asset of us or any of our Subsidiaries, whether or not the indebtedness is assumed. The amount of this Indebtedness will be the lesser of (A) the fair market value of the subject asset at the date of determination and (B) the amount of the secured indebtedness;

     (6) all indebtedness of other persons of the types specified in the preceding clauses (1) through (5), to the extent the indebtedness is guaranteed by us or any of our Subsidiaries; and

     (7) to the extent not otherwise included in this definition, obligations under Currency, Interest Rate or Commodity Agreements.

The amount of Indebtedness at any date will be the current outstanding balance of all unconditional obligations as described above and, upon the occurrence of the contingency giving rise to the obligation, the current maximum liability of any contingent obligations of the types specified in the preceding clauses (1) through (7). However, the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of the Indebtedness less the current remaining unamortized portion of the original issue discount of the Indebtedness as determined in conformity with GAAP.

     "Indebtedness For Borrowed Money" means any indebtedness, whether being principal, premium, interest or other amounts, for:

     (1) money borrowed;

     (2) payment obligations under or in respect of any trade acceptance or trade acceptance credit; or

     (3) any notes, bonds, debentures, debenture stock, loan stock or other debt securities offered, issued or distributed whether by way of public offer, private placement, acquisition consideration or otherwise and whether issued for cash or in whole or in part for a consideration other than cash.

However, the term "Indebtedness for Borrowed Money" will exclude:

     (a) any indebtedness relating to any accounts receivable securitizations;

     (b) any Indebtedness of the type permitted to be secured by Liens described in clause (13) under the caption "--Limitation on Liens" appearing earlier in this prospectus;

     (c) any trust preferred securities or related debt or guaranties which were issued and outstanding as of March 11, 1999 (the date of the initial issuance of securities) or any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any of these existing trust preferred securities or related debt or guaranties, for amounts not exceeding the principal amount or liquidation preference of the trust preferred securities or related debt or guaranties so extended, renewed or replaced; and

     (d) any trust preferred securities or related debt or guaranties issued in replacement or in connection with a refinancing of any preferred securities or preferred stock which was issued and outstanding as of March 11, 1999 (the date of the initial issuance of securities), for amounts not exceeding the liquidation preference of the preferred securities or preferred stock so replaced or refinanced.

     "Interest Coverage Ratio" means, with respect to us on the record date for any Distribution, the ratio of (1) the aggregate amount of our Consolidated EBITDA for the four fiscal quarters for which financial information is available immediately prior to the record date to (2) the aggregate Consolidated Interest Expense during that four fiscal quarters.

     "Investments" in any person means any loan or advance to, any net payment on a guarantee of, any acquisition of capital stock, equity interest, obligation or other security of, or capital contribution or other investment in, that person. Investments exclude advances to customers and suppliers in the ordinary course of business.

     "Leverage Ratio" means the ratio of Consolidated Debt to Total Capital, calculated on the basis of our most recently available consolidated balance sheet (so long as the balance sheet is as of a date not more than 60 days prior to the record date for any Distribution) prepared in accordance with GAAP.

     "Lien" means any mortgage, lien, pledge, security interest or other encumbrance. However, the term "Lien" does not mean any easements, rights-of-way, restrictions and other similar encumbrances and encumbrances consisting of zoning restrictions, leases, subleases, restrictions on the use of property or defects in the title to property.

     "Project Finance Debt" means:

     (1) any Indebtedness to finance or refinance the ownership, acquisition, development, design, engineering, procurement, construction, servicing, management and/or operation of any project or asset which is incurred by an Excluded Subsidiary;

     (2) any Indebtedness to finance or refinance the ownership, acquisition, development, design, engineering, procurement, construction, servicing, management and/or operation of any project or asset in respect of which the person or persons to whom the Indebtedness is or may be owed by the relevant borrower (whether or not the borrower is us or one of our Subsidiaries) has or have no recourse whatsoever to us or our Subsidiaries (other than an Excluded Subsidiary) for the repayment of the Indebtedness other than:

     (a) recourse to us and/or one or more of our Subsidiaries for amounts limited to the cash flow or net cash flow (other than historic cash flow or historic net cash flow) from, or ownership interests or other investments in, the relevant project or asset; and/or

     (b) recourse to us and/or one or more of our Subsidiaries for the purpose only of enabling amounts to be claimed in respect of the Indebtedness in an enforcement of any encumbrance given by us and/or one or more of our Subsidiaries over the relevant project or asset or the income, cash flow or other proceeds deriving therefrom (or given by any shareholder or the like of, or other investor in, the borrower or the owner of the project or asset over its shares or the like in the capital of, or other investment in, the borrower or the owner of the project or asset) to secure the Indebtedness, so long as the extent of recourse to us and/or one or more of our Subsidiaries is limited solely to the amount of any recoveries made on the enforcement; and/or

     (c) recourse to the borrower generally, or directly or indirectly to us and/or one or more of our Subsidiaries, under any form of assurance, indemnity, undertaking or support, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specified way) for breach of an obligation (not being a payment obligation or an obligation to procure payment by another or an indemnity in respect of a payment obligation or any obligation to comply or to procure compliance by another with any financial ratios or other tests of financial condition) by the person against which recourse is available; and

     (3) any Indebtedness which is issued by MidAmerican Realty Services Company other than any Indebtedness incurred after March 12, 1999 (the effective date of MidAmerican Holdings' acquisition of MHC) which is guaranteed by us, MHC or MidAmerican Energy.

     "Rating Agency" means (1) Standard & Poor's, (2) Moody's and (3) Fitch, and any of their respective Subsidiaries or successors, or, in any case, if any of these rating agencies ceases to rate any series of securities for reasons outside our control, any other "nationally recognized statistical rating organization" (within the meaning of Rule 15c3-l(c)(2)(vi)(F) under the Securities Exchange Act of 1934, as amended) selected by us as a replacement Rating Agency.

     "Reference Treasury Dealer" means a primary United States government securities dealer in New York City appointed by us.

     "Reference Treasury Dealer Quotation" means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount and quoted in writing to us by the Reference Treasury Dealer at 5:00 p.m. on the third business day preceding the redemption date).

     "Significant Subsidiary" means, at any particular time, any of our Subsidiaries whose gross assets or gross revenues (having regard to our direct and/or indirect beneficial interest in the shares or the like of that Subsidiary) represent at least 25% of our consolidated gross assets or, as the case may be, our consolidated gross revenues.

     "Subsidiary" means, with respect to any specified person, any corporation, association, partnership, limited liability company or other business entity of which 50% or more of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the business entity is at the time owned, directly or indirectly, by (1) the specified person, (2) that person and one or more Subsidiaries of that person or (3) one or more Subsidiaries of that person.

     "Total Capital" of any person is defined to mean, as of any date, the sum of (a) Indebtedness for Borrowed Money, (b) consolidated stockholder's equity of that person and its consolidated Subsidiaries (excluding any preferred stock in stockholder's equity) and (c) preferred stock and trust preferred securities or related debt or guaranties of that person and its consolidated Subsidiaries.


     "Treasury Yield" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

     "U.S. Government Obligation" means:

     (1) any security which is (a) a direct obligation of the United States for the payment of which the full faith and credit of the United States is pledged or (b) an obligation of a person controlled or supervised by and acting as an agency or instrumentality of the United States the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in each case, is not callable or redeemable at the option of the issuer of the security; and

     (2) any depositary receipt issued by a bank (as defined in the Securities
Act) as custodian with respect to any security specified in clause (1) above and held by that bank for the account of the holder of the depositary receipt or with respect to any specific payment of principal of or interest on that type of security held by a bank (as defined in the Securities Act), so long as, except as required by law, the custodian is not authorized to make any deduction from the amount payable to the holder of the depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by the depository receipt.


INDEPENDENT MANAGER

     Our articles of organization require us to have an Independent Manager. In addition, our articles of organization require the unanimous vote or consent of our Board of Managers, including the Independent Manager, to do any of the following:

    o institute bankruptcy or insolvency proceedings;


    o consent to the institution of bankruptcy or insolvency proceedings against us;


    o dissolve or liquidate;


    o make assignments for the benefit of our creditors;


    o take other similar actions;


    o change our form of organization or jurisdiction of formation; or


    o amend various provisions of our articles of organization.



     In all of these matters, our Board of Managers, including the Independent Manager, will owe their fiduciary obligations to us and to our creditors.


     An Independent Manager is an individual who is not, at time of his or her appointment or any time thereafter, and was not at any time during the preceding five years:

     (1) a direct or indirect legal or beneficial owner of any shares of the capital stock of, or membership interests in, us, MidAmerican Holdings or any of MidAmerican Holdings' subsidiaries, except that an Independent Manager may own shares of the capital stock of, or membership interests in, MidAmerican Holdings or any of its direct or indirect subsidiaries having a value, at all times during which the subject person is the Independent Manager, not exceeding 1% of that person 's assets;

     (2) a director, officer, employee, manager, trustee, partner, affiliate, family member, major supplier, major contractor or major creditor of us or of any of our affiliates (except solely by virtue of serving as our Independent Manager); or

     (3) a person who, directly or indirectly, controls (except solely by virtue of serving as our Independent Manager) (a) us, (b) any of our affiliates or (c) any person or entity described in clause (2) above.

The term "major supplier" means a person or entity to which we or our affiliates, as applicable, has outstanding indebtedness for borrowed money in a sum sufficiently large as would reasonably be expected to influence the judgment of the proposed Independent Manager adversely to the interests of us and our creditors. The term "major contractor" means a person or entity that has contracts with us in a sum sufficiently large as would reasonably be expected to influence the judgment of the proposed Independent Manager adversely to the interests of us and our creditors. The term "major creditor" means a person or entity to which we or our affiliates, as applicable, has outstanding indebtedness for borrowed money in a sum sufficiently large as would reasonably be expected to influence the judgment of the proposed Independent Manager adversely to the interests of us or our other creditors. The term "family member" means any child, stepchild, grandchild, parent, grandparent, spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and includes adoptive relationships. The term "affiliate" means any person or entity controlling, controlled by, or under common control with us, whether by virtue of the holding of voting securities, the election of members of our board of managers or another governing body or otherwise.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS


SCOPE OF DISCUSSION

     This general discussion of United States federal income and estate tax consequences applies to you if you acquire the securities at original issue for cash and hold the securities as a "capital asset," generally, for investment, under Section 1221 of the Internal Revenue Code of 1986, as amended. This summary, however, does not consider state, local or foreign tax laws. In addition, it does not include all of the rules which may affect the United States tax treatment of your investment in the securities. For example, special rules not discussed here may apply to you if you are:

    o a broker-dealer, a dealer in securities or a financial institution;

    o an S corporation;

    o an insurance company;

    o a tax-exempt organization;

    o subject to the alternative minimum tax provisions of the Internal Revenue Code;

    o holding the securities as part of a hedge, straddle or other risk reduction or constructive sale transaction; or

    o a nonresident alien or foreign corporation subject to net-basis United States federal income tax on income or gain derived from a security because the income or gain is effectively connected with the conduct of a United States trade or business.

     This discussion only represents our best attempt to describe the federal income tax consequences that may apply to you based on current United States federal tax law. This discussion may in the end inaccurately describe the federal income tax consequences which are applicable to you because the law may change, possibly retroactively, and because the Internal Revenue Service or any court may disagree with this discussion. If you are a partner in a partnership that holds the securities, the tax treatment will generally depend on the status of the partner and the activities of the partnership.

     THIS SUMMARY MAY NOT COVER YOUR PARTICULAR CIRCUMSTANCES BECAUSE IT DOES NOT CONSIDER FOREIGN, STATE OR LOCAL TAX RULES, DISREGARDS CERTAIN FEDERAL TAX RULES, AND DOES NOT DESCRIBE FUTURE CHANGES IN FEDERAL TAX RULES. PLEASE CONSULT YOUR TAX ADVISOR RATHER THAN RELYING ON THIS GENERAL DESCRIPTION.


UNITED STATES HOLDERS

     If you are a "United States Holder," as defined below, this section applies to you. Otherwise, the next section, "Non-United States Holders," applies to you.

     DEFINITION OF UNITED STATES HOLDER. You are a "United States Holder" if you hold the securities and you are:

    o a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the "substantial presence" test under Section 7701(b) of the Internal Revenue Code;

    o a corporation or partnership created or organized in the United States or under the laws of the United States or of any political subdivision of the United States;

    o an estate the income of which is subject to United States federal income tax regardless of its source; or

    o a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial decisions of the trust, or if the trust was in existence on August 20, 1996 and has elected to continue to be treated as a United States person.

     TAXATION OF STATED INTEREST. You must generally pay federal income tax on the interest on the securities:

    o when it accrues, if you use the accrual method of accounting for United States federal income tax purposes; or

    o when you receive it, if you use the cash method of accounting for United States federal income tax purposes.

     SALE OR OTHER TAXABLE DISPOSITION OF THE SECURITIES. You must recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a security. The amount of your gain or loss equals the difference between the amount you receive for the security (in cash or other property, valued at fair market value), minus the amount attributable to accrued interest on the security, minus your adjusted tax basis in the security. Your initial tax basis in a security equals the price you paid for the security.

     Your gain or loss will generally be a long-term capital gain or loss if you have held the security for more than one year. Otherwise, it will be a short-term capital gain or loss. Payments attributable to accrued interest which you have not yet included in income will be taxed as ordinary interest income.

     BACKUP WITHHOLDING. You may be subject to a 31% backup withholding tax when you receive interest payments on the securities or proceeds upon the sale or other disposition of a security. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. In addition, the 31% backup withholding tax will not apply to you if you provide your taxpayer identification number ("TIN") in the prescribed manner unless:

    o the IRS notifies us or our agent that the TIN you provided is incorrect;


    o you fail to report interest and dividend payments that you receive on your tax return and the IRS notifies us or our agent that withholding is required; or

    o you fail to certify under penalties of perjury that you are not subject to backup withholding.

     If the 31% backup withholding tax does apply to you, you may use the amounts withheld as a refund or credit against your United States federal income tax liability as long as you provide the required information to the IRS.

NON-UNITED STATES HOLDERS

     DEFINITION OF NON-UNITED STATES HOLDER. A "Non-United States Holder" is any person other than a United States Holder. Please note that if you are subject to United States federal income tax on a net basis on income or gain with respect to a security because such income or gain is effectively connected with the conduct of a United States trade or business, this disclosure does not cover the United States federal tax rules that apply to you.

INTEREST

     Portfolio Interest Exemption. You will generally not have to pay United States federal income tax on interest paid on the securities because of the "portfolio interest exemption" if either:

    o you represent that you are not a United States person for United States federal income tax purposes and you provide your name and address to us or our paying agent on a properly executed IRS Form W-8BEN (or a suitable substitute form) signed under penalties of perjury; or

    o a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its business holds the securities on your behalf, certifies to us or our agent under penalties of perjury that it has received IRS Form W-8BEN (or a suitable substitute) from you or from another qualifying financial institution intermediary, and provides a copy to us or our agent.

However, you will not qualify for the portfolio interest exemption described above if:

    o you own, actually or constructively, 10% or more of the total combined voting power of all classes of our capital stock;

    o you are a controlled foreign corporation with respect to which we are a "related person" within the meaning of Section 864(d)(4) of the Internal Revenue Code;

    o you are a bank receiving interest described in Section 881(c)(3)(A) of the Internal Revenue Code;

     If you are a partner in a foreign partnership, you must provide the certification described above and the partnership must also provide certain information. There are special rules applicable to intermediaries.

     Withholding Tax if the Interest Is Not Portfolio Interest. If you do not claim, or do not qualify for, the benefit of the portfolio interest exemption, you may be subject to a 30% withholding tax on interest payments made on the securities. However, you may be able to claim the benefit of a reduced withholding tax rate under an applicable income tax treaty. The required information for claiming treaty benefits is generally submitted on Form W-8BEN. If you claim the benefit of a reduced withholding tax rate under an applicable treaty, you may be required to provide your United States taxpayer identification number.

     Regulations dealing with withholding taxes on payments to foreign persons (including the certification procedure relating to reduction of or exemption from withholding tax) have been amended for payments after December 31, 2000. If you are a Non-United States Holder, you are strongly urged to consult your tax advisor as to any amendment under the regulations that might affect you.

     Reporting. We may report annually to the IRS and to you the amount of interest paid to, and the tax withheld, if any, with respect to you.

     Sale or Other Disposition of the Securities. You will generally not be subject to United States federal income tax or withholding tax on gain recognized on a sale, exchange, redemption, retirement, or other disposition of a security. You may, however, be subject to tax on such gain if:

    o you are an individual who was present in the United States for 183 days or more in the taxable year of the disposition, in which case you may have to pay a United States federal income tax of 30% (or a reduced treaty rate) on such gain; or

    o you are an individual who is a former citizen or resident of the United States, your loss of citizenship or residency occurred within the last ten years (and, if you are a former resident, on or after February 6, 1995), and it had as one of its principal purposes the avoidance of United States tax, in which case you may be taxed on the net gain derived from the sale under the graduated United States federal income tax rates that are applicable to United States citizens and resident aliens, and you may be subject to withholding under certain circumstances.

     United States Federal Estate Taxes. If you qualify for the portfolio interest exemption under the rules described above when you die, the securities will not be included in your estate for United States federal estate tax purposes.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Payments From United States Office. If you receive payments of interest or principal directly from us or through the United States office of a custodian, nominee, agent or broker, there is a possibility that you will be subject to both backup withholding at a rate of 31% and information reporting.

     With respect to interest payments made on the securities, however, backup withholding and information reporting will not apply if you certify, generally on Form W-8BEN or a substitute form, that you are not a United States person in the manner described above under the heading "--Non-United States
Holders--Interest."

     Moreover, with respect to proceeds received on the sale, exchange, redemption or other disposition of a security, backup withholding or information reporting generally will not apply if you properly provide, generally on Form W-8BEN or a substitute form, a statement that you are an "exempt foreign person" for purposes of the broker reporting rules, and other required information. If you are not subject to United States federal income or withholding tax on the sale or other disposition of a security, as described above under the heading "--Non-United States Holder--Sale or Other Disposition of Securities," you will generally qualify as an "exempt foreign person" for purposes of the broker reporting rules.


     Payments From Foreign Office. If payments of principal and interest are made to you outside the United States by or through the foreign office of your foreign custodian, nominee or other agent, or if you receive the proceeds of the sale of a security through a foreign office of a "broker," as defined in the pertinent United States Treasury Regulations, you will generally not be subject to backup withholding or information reporting. You will, however, be subject to backup withholding and information reporting if the foreign custodian, nominee, agent or broker has actual knowledge or reason to know that the payee is a United States person. You will also be subject to information reporting, but not backup withholding, if the payment is made by a foreign office of a custodian, nominee, agent or broker that is a United States person or a controlled foreign corporation for United States federal income tax purposes, a foreign partnership that is engaged in a United States trade or business or 50% or more of whose income or capital interest is held by partners that are United States persons, or that derives 50% or more of its gross income from the conduct of a United States trade or business for a specified three year period, unless the broker has in its records documentary evidence that you are a Non-United States Holder and certain other conditions are met.


     Refunds. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-United States Holder's United States federal income tax liability, provided that the required information is furnished to the IRS.

                                 UNDERWRITING


     Under the terms and subject to the conditions contained in an underwriting
agreement dated March    , 2001, we have agreed to sell to Credit Suisse First
Boston Corporation all of the securities.

     The underwriting agreement provides that the underwriter is obligated to purchase all of the securities if any are purchased.

     The underwriter proposes to offer the securities initially at the public offering price on the cover page of this prospectus and to selling group
members at that price less a selling concession of   % of the principal amount
per security. The underwriter and selling group members may allow a discount
of   % of the principal amount per security on sales to other broker/dealers.
After the initial public offering, the underwriter may change the public offering price and concession and discount to broker/dealers.


     We estimate that our out-of-pocket expenses for this offering will be
approximately $          .


     The 2011 securities are a new issue of securities with no established trading market. The underwriter intends to make a secondary market for the securities. However, it is not obligated to do so and may discontinue making a secondary market for the securities at any time without notice. No assurance can be given as to how liquid the trading market for the securities will be.


     We have agreed that, for a period of 90 days after the date of this prospectus, we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to any additional debt securities or debt securities guaranteed by us or publicly disclose the intention to make any such offer, sale, pledge or filing without the prior written consent of the underwriter.


     We have agreed to indemnify the underwriter against liabilities under the Securities Act, or contribute to payments which the underwriter may be required to make in that respect.

     In connection with the offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.


    o Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

    o Over-allotment involves sales by underwriters of securities in excess of the principal amount of the securities the underwriters are obligated to purchase, which creates a syndicate short position.

    o Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

    o Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the securities originally sold by such syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the securities or preventing or retarding a decline in the market price of the securities. As a result, the price of the securities may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.


     In the ordinary course of business, the underwriter and its affiliates have engaged in transactions with and performed various investment banking, commercial banking and other services for us or one or more of our affiliates and may do so from time to time in the future.

     We will use all of the net proceeds from this offering to repay a portion of a loan made to us by MidAmerican Holdings. MidAmerican Holdings will, in turn, use all of such proceeds to repay loans under its existing revolving credit facility. We are currently in compliance with the terms of the loan made to us by MidAmerican Holdings.

     An affiliate of the underwriter who is a lender under the MidAmerican
Holdings revolving credit facility will receive $      in the aggregate when
MidAmerican Holdings repays loans under the revolving credit facility as described in the previous paragraph. The decision of the underwriter to distribute the securities was made independent of its affiliate that is a lender under the revolving credit facility, which lender had no involvement in determining whether or when to distribute the securities under this offering or the terms of this offering. The underwriter will not receive any benefit from this offering other than the underwriting commissions and discounts as paid by us.


                         NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the securities in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the securities are made. Any resale of the securities in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the securities.


REPRESENTATIONS OF PURCHASERS


     By purchasing securities in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

     o the purchaser is entitled under applicable provincial securities laws to purchase the securities without the benefit of a prospectus qualified under those securities laws;

     o where required by law, that the purchaser is purchasing as principal and not as agent, and

     o the purchaser has reviewed the text above under "Resale Restrictions".


RIGHTS OF ACTION (ONTARIO PURCHASERS)


     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.


ENFORCEMENT OF LEGAL RIGHTS


     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgement obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS


     A purchaser of securities to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any securities acquired by the purchaser in this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed for securities acquired on the same date and under the same prospectus exemption.


TAXATION AND ELIGIBILITY FOR INVESTMENT


     Canadian purchasers of securities should consult their own legal and tax advisors with respect to the tax consequences of an investment in the securities in their particular circumstances and about the eligibility of the securities for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS


     The validity of the 2011 securities will be passed upon for us by Latham & Watkins, 885 Third Avenue, Suite 1000, New York, New York 10022. Certain legal matters will be passed upon for the underwriter by Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, New York 10112.


                                    EXPERTS

     The consolidated statements of income, comprehensive income, cash flows and retained earnings of MHC, Inc. for the year ended December 31, 1998 incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2000, as amended, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


     Our consolidated financial statements and related financial statement schedules as of and for the years ended December 31, 2000 and 1999, incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2000, as amended, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



                          INCORPORATION BY REFERENCE

     This prospectus incorporates documents by reference which are not presented in, or delivered with, this prospectus. We will provide without charge copies (without exhibits, except those specifically incorporated by reference) of these documents to each person, including any beneficial owner of a security, to whom this prospectus has been delivered upon written or oral request. Requests for information should be made to MidAmerican Funding, LLC, 666 Grand Avenue, Des Moines, Iowa 50303, 515-242-4300, Attention: Investor Relations.

     Our Annual Report on Form 10-K for the year ended December 31, 2000, as amended, which we previously filed with the Securities and Exchange Commission under the Exchange Act (File No. 333-90553), is hereby incorporated by reference.

     In addition to the Annual Report on Form 10-K listed above, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the 2011 securities will be deemed to be incorporated by reference into this prospectus.

     The information regarding us contained in this prospectus should be read together with the information in the documents incorporated by reference. Any statement contained in a document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes the statement in the document incorporated by reference. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus.


                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-3 with the Securities and Exchange Commission under the Securities Act with respect to our offering of the 2011 securities. This prospectus does not contain all of the information in the registration statement. You will find additional information about us and the securities in the registration statement. Any statement made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement.

     We are subject to the informational requirements of the Exchange Act and file periodic reports, registration statements, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy the registration statement for the 2011 securities, including exhibits, and our periodic reports, registration statements, proxy statements and other information we file with the Securities and Exchange Commission at the Public Reference Room of the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Securities and Exchange Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials can be obtained from the Public Reference Room of the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The public may obtain information about the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other materials that are filed through the Securities and Exchange Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. This Web site can be accessed at http://www.sec.gov.

                                    PART II


                  INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses payable by MidAmerican Funding in connection with the sale of the securities being registered. All amounts are estimates other than the Securities and Exchange Commission registration fee.




                                           AMOUNT TO BE PAID
                                          ------------------
Registration fee ......................        $ 50,000
Printing expenses .....................         200,000
Legal fees and expenses ...............         200,000
Accounting fees and expenses ..........          50,000
Miscellaneous expenses ................          50,000
                                               --------
 Total ................................        $550,000
                                               ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     MidAmerican Funding, LLC, an Iowa limited liability company, is organized under the Limited Liability Company Act of the State of Iowa, and, under
Section 242 of the Act and in accordance with the limitations set forth in the Act, its Articles of Organization provide for the indemnification of any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which that person is made a party by reason of his being or having been a manager, officer or employee of MidAmerican Funding, LLC. The Operating Agreement of MidAmerican Funding, LLC, dated as of March 9, 1999, by MidAmerican Energy Holdings Company (formerly CalEnergy Company, Inc.), provides for indemnification of the managers, officers and employees of MidAmerican Funding, LLC to the full extent permitted by the Articles of Organization and the Limited Liability Company Act.

     MidAmerican Energy Holdings Company maintains an insurance policy providing for indemnification of the officers and directors of its subsidiaries against liabilities and expenses incurred by any of them in stated proceedings and under stated conditions.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits




EXHIBIT NO.                                   DESCRIPTION OF EXHIBIT
-------------                                 ----------------------
  4.1         Form of Underwriting Agreement, between MidAmerican Funding, LLC and Credit Suisse First Boston Corporation
  4.2         Indenture, dated as of March 11, 1999, by and between MidAmerican Funding, LLC and
              IBJ Whitehall Bank & Trust Company, as Trustee (Filed as Exhibit 4.1 to MidAmerican
              Funding, LLC's Registration Statement on Form S-4, Registration No. 333-90553)
  4.3         First Supplemental Indenture, dated as of March 11, 1999, by and between MidAmerican
              Funding, LLC and IBJ Whitehall Bank & Trust Company, as Trustee (Filed as Exhibit 4.2
              to MidAmerican Funding, LLC's Registration Statement on Form S-4, Registration
              No. 333-90553)
  4.4*        Form of Second Supplemental Indenture by and between MidAmerican
              Funding, LLC and The Bank of New York, as trustee
  4.5*        Form of Specimen Certificate of     % Senior Secured Note due 2011
  4.6*        Specimen Certificate of 6.339% Senior Secured Note due 2009

EXHIBIT NO.                                      DESCRIPTION OF EXHIBIT
-------------                                    ----------------------
  4.7*        Specimen Certificates of 6.927% Senior Secured Bond due 2029
  5.1         Opinion of Latham & Watkins regarding the validity of the securities
 10.1         Power Sales Contract between Iowa Power Inc. and Nebraska Public Power District, dated
              September 22, 1967 (Filed as Exhibit 4-C-2 to Iowa Power Inc.'s Registration Statement,
              Registration No. 2-27681)
 10.2         Amendments No. 1 and 2 to Power Sales Contract between Iowa Power Inc. and Nebraska
              Public Power District (Filed as Exhibit 4-C-2a to Iowa Power Inc.'s Registration Statement,
              Registration No. 2-35624)
 10.3         Amendment No. 3 dated August 31, 1970, to the Power Sales Contract between Iowa
              Power Inc. and Nebraska Public Power District, dated September 22, 1967 (Filed as
              Exhibit 5-C-2-b to Iowa Power Inc.'s Registration Statement, Registration No. 2-42191)
 10.4         Amendment No. 4 dated March 28, 1974 to the Power Sales Contract between Iowa Power
              Inc. and Nebraska Public Power District, dated September 22, 1967 (Filed as
              Exhibit 5-C-2-c to Iowa Power Inc.'s Registration Statement, Registration No. 2-51540)
 10.5         Amendment No. 5 dated September 2, 1997 to the Power Sales Contract between Iowa
              Power Inc. and Nebraska Public Power District, dated September 22, 1967 (Filed as
              Exhibit 10.2 to MidAmerican Holdings' and MidAmerican Energy's respective Quarterly
              Reports on combined Form 10-Q for the quarter ended September 30, 1997, Commission
              File Nos. 1-12459 and 1-11505, respectively)
 10.6         Iowa Utilities Board Settlement Agreement among MidAmerican Energy Company, Office of Consumer Advocate, Iowa Energy Consumers, Aluminum Company of America, Deere
              & Company, Cargill Inc., U.S. Gypsum Company, Interstate Power Company and IES
              Utilities, Inc. (Filed as Exhibit 10.6 to MidAmerican Funding, LLC's Registration
              Statement on Form S-4, Registration No. 333-90553)
 12.1         Computation of Ratios of Earnings to Fixed Charges (Filed as Exhibit 12 to MidAmerican
              Funding, LLC's Annual Report on Form 10-K for the year ended December 31, 2000, as amended,
              Registration No. 333-90553)
 23.1         Consent of Latham & Watkins (included in their opinion filed as Exhibit 5.1)
 23.2         Consent of PricewaterhouseCoopers LLP
 23.3         Consent of Deloitte & Touche LLP
 24.1*        Power of Attorney
 25.1*        Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture Act of
              1939 of The Bank of New York

----------
     * Filed as an exhibit to MidAmerican Funding, LLC's registration statement filed with the Securities and Exchange Commission of March 6, 2001.

   (b) Financial Statement Schedules

   Schedule II -- Valuation and Qualifying Accounts (Filed as Schedule II to
                  MidAmerican Funding, LLC's Annual Report on Form 10-K for the year ended December 31, 2000, as amended, Registration
                  No. 333-90553)

     All other financial statement schedules are not included because the required information is inapplicable or is presented in the financial statements or the notes to the financial statements.


ITEM 17. UNDERTAKINGS

     The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section

15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated herein by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.


     The undersigned registrant hereby undertakes that:


     (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registration pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and


     (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized on March 13, 2001.



                                        MIDAMERICAN FUNDING, LLC



                                        By: /s/ Steven A. McArthur
                                           -----------------------
                                        Name: Steven A. McArthur
                                        Title: Vice President, General Counsel
                                        and Secretary



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 has been signed by the following persons in the capacities and as of the dates indicated.



Signature                     Title                               Date
---------
              *               Chairman and Chief Executive        March 13, 2001
-------------------------     Officer; Manager
       David L. Sokol

              *               President and Chief                 March 13, 2001
-------------------------     Operating Officer
        Gregory E. Abel

              *               Vice President and Treasurer        March 13, 2001
-------------------------     (principal financial officer and
      Patrick J. Goodman      principal accounting officer)

    /s/ Steven A. McArthur    Vice President, General             March 13, 2001
-------------------------     Counsel and Secretary;
      Steven A. McArthur
                              Manager
*By /s/ Steven A. McArthur

    Attorney-In-Fact

                                  EXHIBIT INDEX


  EXHIBIT NO.                    DESCRIPTION OF EXHIBIT                    PAGE NO.
---------------  ------------------------------------------------------- ------------
       4.1         Form of Underwriting Agreement, between MidAmerican Funding, LLC and Credit Suisse First Boston Corporation
       4.2         Indenture, dated as of March 11, 1999, by and between MidAmerican Funding, LLC and
                   IBJ Whitehall Bank & Trust Company, as Trustee (Filed as Exhibit 4.1 to MidAmerican
                   Funding, LLC's Registration Statement on Form S-4, Registration No. 333-90553)
       4.3         First Supplemental Indenture, dated as of March 11, 1999, by and between MidAmerican
                   Funding, LLC and IBJ Whitehall Bank & Trust Company, as Trustee (Filed as Exhibit 4.2
                   to MidAmerican Funding, LLC's Registration Statement on Form S-4, Registration
                   No. 333-90553)
       4.4*        Form of Second Supplemental Indenture by and between MidAmerican
                   Funding, LLC and The Bank of New York, as trustee
       4.5*        Form of Specimen Certificate of     % Senior Secured Note due 2011
       4.6*        Specimen Certificate of 6.339% Senior Secured Note due 2009
       4.7*        Specimen Certificates of 6.927% Senior Secured Bond due 2029
       5.1         Opinion of Latham & Watkins regarding the validity of the securities
      10.1         Power Sales Contract between Iowa Power Inc. and Nebraska Public Power District, dated
                   September 22, 1967 (Filed as Exhibit 4-C-2 to Iowa Power Inc.'s Registration Statement,
                   Registration No. 2-27681)
      10.2         Amendments No. 1 and 2 to Power Sales Contract between Iowa Power Inc. and Nebraska
                   Public Power District (Filed as Exhibit 4-C-2a to Iowa Power Inc.'s Registration Statement,
                   Registration No. 2-35624)
      10.3         Amendment No. 3 dated August 31, 1970, to the Power Sales Contract between Iowa
                   Power Inc. and Nebraska Public Power District, dated September 22, 1967 (Filed as
                   Exhibit 5-C-2-b to Iowa Power Inc.'s Registration Statement, Registration No. 2-42191)
      10.4         Amendment No. 4 dated March 28, 1974 to the Power Sales Contract between Iowa Power
                   Inc. and Nebraska Public Power District, dated September 22, 1967 (Filed as
                   Exhibit 5-C-2-c to Iowa Power Inc.'s Registration Statement, Registration No. 2-51540)
      10.5         Amendment No. 5 dated September 2, 1997 to the Power Sales Contract between Iowa
                   Power Inc. and Nebraska Public Power District, dated September 22, 1967 (Filed as
                   Exhibit 10.2 to MidAmerican Holdings' and MidAmerican Energy's respective Quarterly
                   Reports on combined Form 10-Q for the quarter ended September 30, 1997, Commission
                   File Nos. 1-12459 and 1-11505, respectively)
      10.6         Iowa Utilities Board Settlement Agreement among MidAmerican Energy Company, Office of Consumer Advocate, Iowa Energy Consumers, Aluminum Company of America, Deere
                   & Company, Cargill Inc., U.S. Gypsum Company, Interstate Power Company and IES
                   Utilities, Inc. (Filed as Exhibit 10.6 to MidAmerican Funding, LLC's Registration
                   Statement on Form S-4, Registration No. 333-90553)
      12.1         Computation of Ratios of Earnings to Fixed Charges (Filed as Exhibit 12 to MidAmerican
                   Funding, LLC's Annual Report on Form 10-K for the year ended December 31, 2000, as amended,
                   Registration No. 333-90553)
      23.1         Consent of Latham & Watkins (included in their opinion filed as Exhibit 5.1)

  EXHIBIT NO.                    DESCRIPTION OF EXHIBIT                    PAGE NO.
---------------  -------------------------------------------------------  ------------
      23.2         Consent of PricewaterhouseCoopers LLP
      23.3         Consent of Deloitte & Touche LLP
      24.1*        Power of Attorney
      25.1*        Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture Act of
                   1939 of The Bank of New York

------------


   * Filed as an exhibit to MidAmerican Funding, LLC's registration statement filed with the Securities and Exchange Commission of March 6, 2001.